Exhibit 4.1

EXECUTION VERSION

HEXION INC.

as Issuer

the GUARANTORS named herein

$315,000,000 10.00% FIRST-PRIORITY SENIOR SECURED NOTES DUE 2020

INDENTURE

Dated as of April 15, 2015

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.06
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06
	(d)	7.06
314	(a)	4.02; 4.09
	(b)	N.A.
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	11.05
	(f)	4.10
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a) (last sentence)	12.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	12.01

N.A. Means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

v

INDENTURE dated as of April 15, 2015 among Hexion Inc., a New Jersey corporation (the “Issuer” or “Hexion”), the Guarantors party hereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes issued under this Indenture.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“ABL Collateral Agent” means the “Collateral Agent” under the ABL Facility Documents and any successor thereto in such capacity.

“ABL Facility” means (i) the Asset-Based Revolving Credit Agreement, dated as of March 28, 2013, among Hexion LLC (f/k/a Momentive Specialty Chemicals Holdings LLC), the Issuer, as U.S. borrower, Hexion Canada Inc. (f/k/a Momentive Specialty Chemicals Canada Inc.), as Canadian borrower, Hexion B.V. (f/k/a Momentive Specialty Chemicals B.V.), as Dutch borrower, Hexion UK Limited (f/k/a Momentive Specialty Chemicals UK Limited) and Borden Chemical UK Limited, as U.K. borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and initial issuing bank, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by Hexion to be included in the definition of “ABL Facility,” one or more (A) asset-based debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the ABL Facility or relating to ABL Obligations).

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as ABL Facility Collateral Agent, Wilmington Trust, National Association, as Applicable First-Lien Agent, Wilmington Trust, National Association, as First-Lien Collateral Agent, Wilmington Trust, National Association, as an Other First Priority Lien Obligations Representative, the Issuer (on behalf of itself and its Subsidiaries), and each additional Authorized Representative from time to time party thereto, as amended, modified or supplemented in accordance with its terms.

“ABL Obligations” means the Obligations of the borrowers and other obligors under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof.

“ABL Priority Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors, in each case to the extent otherwise constituting Collateral for the Notes (and not Excluded Assets): (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by the Pledgors; (f) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral in a segregated account) and securities entitlements and other rights with respect thereto; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (h) all books and records related to the foregoing; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral).

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Additional Notes” means the 10.00% First-Priority Senior Secured Notes due 2020 issued under the terms of this Indenture subsequent to the Issue Date (excluding any Exchange Notes in respect of the Notes issued on the Issue Date).

“Additional First Lien Secured Party” means the holders of any Additional First Priority Lien Obligations, including the holders of the Existing First Lien Notes, and any Authorized Representative with respect thereto.

“Additional First Priority Lien Obligations” means any First Priority Lien Obligations, other than the Notes Obligations, that are Incurred prior to or after the Issue Date and secured by the Common Collateral on a pari passu basis with the Notes Obligations and designated as such in writing to the First Lien Collateral Agent pursuant to the Security Documents, including the Existing First Lien Notes Obligations.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after September 30, 2006 the amount determined in accordance with clause (iii) of Section 4.07(b); plus

(5) plant closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges; plus

(9) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income;

less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period, including the amortization of employee benefit plan prior service costs); minus

(11) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date as determined by the Issuer, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such Note at April 15, 2017 (such redemption price being set forth in paragraph 5 of such Note) plus (ii) all required interest payments due on such Note through April 15, 2017 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of Hexion or any Restricted Subsidiary of Hexion other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to Hexion or another Restricted Subsidiary of Hexion other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of Hexion in a manner permitted pursuant to Section 5.01(a) or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(e) any disposition of assets of Hexion or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which disposition or issuance has an aggregate Fair Market Value of less than $12.5 million;

(f) any disposition of assets to Hexion or any Restricted Subsidiary of Hexion, including by way of merger;

(g) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by Hexion;

(h) any disposition of assets received by Hexion or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) any disposition of inventory in the ordinary course of business;

(k) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements or (iii) the reservation or presale of production capacity of Hexion or any of its Restricted Subsidiaries by one or more third parties;

(o) sales or grants of licenses or sublicenses to use Hexion’s or any of its Restricted Subsidiaries patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology; and

(p) any Sale/Leaseback Transaction pursuant to which Hexion or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15 million.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the administrative agent under such Credit Agreement, (ii) in the case of Notes Obligations or the holders of the Notes, the Trustee, (iii) in the case of the Existing First Lien Notes Obligations or the holders of the Existing First Lien Notes, the Existing First Lien Notes Trustee and (iv) in the case of any Series of Additional First Priority Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Hexion whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” shall mean, as of any date, the sum of (x) 85% of the book value of the inventory of Hexion and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of Hexion and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of Hexion and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of Hexion described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of Hexion) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Change of Control” means the occurrence of any of the following events:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Hexion and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) Hexion becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Hexion; or

(3) individuals who on the Issue Date constituted the Board of Directors of Hexion (together with any new directors whose election by such Board of Directors of Hexion or whose nomination for election by the shareholders of Hexion was approved by (a) a vote of a majority of the directors of Hexion then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of Hexion then in office.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agreement” means the Collateral Agreement, dated and effective as of March 28, 2013, among Hexion, the subsidiaries of Hexion party thereto and the First Lien Collateral Agent, as amended, modified or supplemented in accordance with its terms.

“Collateral Agreement Supplement” means the Additional Secured Party Consent, dated as of the Issue Date, among Hexion Inc., the First Lien Collateral Agent and the Trustee, as Authorized Representative for the holders of the Notes.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than Hexion and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than Hexion or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of Hexion and (y) dividends that are payable only at such time as there are no Notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries;

less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including any severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration cost and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by this Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Hexion Recapitalization or otherwise, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Existing Second Lien Notes Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of Hexion) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded;

(16) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Hexion Recapitalization or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(17) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Hexion or a Restricted Subsidiary of Hexion to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Sections 4.04(a)(3)(D) and (E).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of Hexion and its Restricted Subsidiaries on the date of determination that constitutes First Priority Lien Obligations or ABL Obligations to (b) the

aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of Hexion and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the Incurrence of any Lien pursuant to clause (8) of the definition of “Permitted Liens,” Hexion or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of Hexion and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of Hexion and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Hexion, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the aggregate amount of all Unrestricted Cash on the consolidated balance sheet of Hexion and its Restricted Subsidiaries as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of Hexion or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Hexion by any stockholder of Hexion (other than a Restricted Subsidiary) after the Issue Date; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of Hexion, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any Notes then outstanding;

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under Section 4.04.

“Credit Agreement” means, if designated by Hexion to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Obligations” means the Obligations in respect of any agreement or instrument designated as a “Credit Agreement” pursuant to the definition of “Credit Agreement.”

“Credit Agreement Secured Parties” means the holders of Credit Agreement Obligations, including the administrative agent or other authorized representative under the applicable Credit Agreement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Hexion or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Hexion or any direct or indirect parent company of Hexion, as applicable (other than Disqualified Stock), that is issued for cash (other than to Hexion or any of its Subsidiaries or an employee stock ownership plan or trust established by Hexion or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).

“Discharge of Existing First Lien Notes Obligations” means, with respect to any Common Collateral, the date on which the Existing First Lien Notes Obligations are no longer secured by such Common Collateral; provided that the Discharge of Existing First Lien Notes Obligations shall not be deemed to have occurred in connection with a refinancing of the Existing First Lien Notes with additional First Priority Lien Obligations secured by such Common Collateral under an agreement relating to Additional First Priority Lien Obligations which has been designated in writing by the Issuer to the First Lien Collateral Agent and each other Authorized Representative as the Existing First Lien Notes Indenture for purposes of the First Lien Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Hexion or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Hexion in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means Adjusted EBITDA but without giving effect to clause (9) contained therein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of Hexion or any direct or indirect parent company of Hexion, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to Hexion’s or such direct or indirect parent company’s common stock registered on Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) any Cash Contribution Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes of the Issuer issued pursuant to this Indenture in exchange for, and in an aggregate principal amount equal to (or not in excess of), the Initial Notes or any Additional Notes, if applicable, in compliance with the terms of the Registration Rights Agreement, and includes any Private Exchange Notes.

“Excluded Assets” means the property and other assets of the Issuer and the Subsidiary Guarantors that is excluded from the grant of security interest in favor of the First Lien Collateral Agent, on behalf of the holders of the Notes, pursuant to the terms of the Indenture and the Security Documents.

“Excluded Contributions” means Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of Hexion) received by Hexion after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Hexion or to any Hexion or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Hexion,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of Hexion, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).

“Existing Debenture Payoff Date” means the date on which the Existing Debentures are repaid in full, defeased or discharged.

“Existing Debentures” means Hexion’s 7 7⁄8% Debentures due 2023, 8 3⁄8 % Sinking Fund Debentures due 2016 and 9.20% Debentures due 2021.

“Existing Debentures Subsidiary” means each corporation of which Hexion, or Hexion and one or more Existing Debentures Subsidiaries, or any one or more Existing Debentures Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

“Existing First Lien Notes” means the Issuer’s 6.625% First-Priority Senior Secured Notes due 2020.

“Existing First Lien Notes Indenture” means (i) the indenture among the Issuer (as successor issuer via merger to Hexion U.S. Finance Corp.), Wilmington Trust, National Association, as trustee, and the other parties thereto dated March 14, 2012 with respect to the Existing First Lien Notes, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing First Lien Notes Obligations” means the “Notes Obligations” as defined in the Existing First Lien Notes Indenture.

“Existing First Lien Notes Trustee” means Wilmington Trust, National Association, as trustee under the Existing First Lien Notes Indenture.

“Existing Junior Priority Notes” means the Existing Second Lien Notes and the Existing Senior Secured Notes.

“Existing Junior Priority Notes Indentures” means the Existing Second Lien Notes Indenture and the Existing Senior Secured Notes Indenture.

“Existing Junior Priority Notes Security Documents” has the meaning given to the term “Security Documents” in each Junior Priority Intercreditor Agreement.

“Existing Second Lien Notes” means the 9% Second Priority Senior Secured Notes due 2020 issued by the Issuer (as successor issuer by merger to Hexion U.S. Finance Corp.) and Hexion Nova Scotia Finance, ULC.

“Existing Second Lien Notes Indenture” means the indenture among the Issuer (as successor by merger to Hexion U.S. Finance Corp.), Hexion Nova Scotia Finance, ULC, Wilmington Trust Company, as trustee, and the other parties thereto dated November 5, 2010 with respect to the Existing Second Lien Notes due 2020, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Second Lien Notes Issue Date” means November 3, 2006.

“Existing Second Lien Notes Offering Circular” means the Offering Circular dated October 27, 2006, with respect to the Second Priority Senior Secured Floating Rate Notes due 2014 issued by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC.

“Existing Senior Secured Notes” means the 8.875% Senior Secured Notes due 2018 issued by Hexion Finance Escrow LLC and Hexion Escrow Corporation and assumed by the Issuer (as successor issuer by merger to Hexion U.S. Finance Corp.) and Hexion Nova Scotia Finance, ULC.

“Existing Senior Secured Notes Indenture” means the indenture among the Issuer (as successor by merger to Hexion U.S. Finance Corp.), Hexion Nova Scotia Finance, ULC, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) as trustee, and the other parties thereto dated January 29, 2010 with respect to the Existing Senior Secured Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent for the First Lien Secured Parties, together with its successors and permitted assigns under the Indenture, the Existing First Lien Notes Indenture and the First Lien Documents exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not Wilmington Trust, National Association, such First Lien Collateral Agent shall have become a party to the First Lien Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Documents” means the credit, guarantee and security documents governing the First Priority Lien Obligations, including, without limitation, the Indenture, the Existing First Lien Notes Indenture and the First Lien Security Documents.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of the Issue Date, by and among the First Lien Collateral Agent, the Existing First Lien Notes Trustee and the Trustee, as the Initial Other Authorized Representative, and each additional Authorized Representative from time to time party thereto, as amended, modified or supplemented in accordance with its terms.

“First Lien Secured Parties” means (a) the First Lien Collateral Agent, the holders of the Notes, the Trustee, the beneficiaries of each indemnification obligation undertaken by the Issuer and its Subsidiaries under any Security Document and (b) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Priority After-Acquired Property” means any property (other than the initial collateral as of the Issue Date) of Hexion or any Subsidiary Guarantor that secures any First Priority Lien Obligations or, with respect to ABL Priority Collateral, any ABL Obligation, other than in each case any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all Existing First Lien Notes Obligations, (iii) all Notes Obligations, (iv) all other Obligations (not constituting Indebtedness) of the Issuer and its Subsidiaries under the agreements governing Secured Bank Indebtedness, (v) all other Obligations of the Issuer or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case that are secured by Liens granted pursuant to any Senior Credit Document and (vi) all Additional First Priority Lien Obligations. For the avoidance of doubt, the ABL Obligations shall not constitute First Priority Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that Hexion or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that Hexion or any of its Restricted Subsidiaries has either determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom), had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of Hexion or was merged with or into Hexion or any Restricted Subsidiary of Hexion since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or operational change, business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, operational change, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Hexion. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Hexion as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Hexion Recapitalization) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Flow Through Entity” means (i) an entity that is treated as a partnership not taxable as a corporation for U.S. federal income tax purposes or (ii) a disregarded entity for U.S. federal income tax purposes whose beneficial owner is a partnership for U.S. federal income tax purposes.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which were in effect on the Existing Second Lien Notes Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the Notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“HAI” means HA-International, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hexion” means Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), a New Jersey corporation, and any successor in interest thereto.

“Hexion Coop” means Hexion International Holdings Coöperatief U.A. (formerly known as Momentive International Holdings Coöperatief U.A.) and any successor in interest thereto.

“Hexion Recapitalization” means the Hexion Recapitalization described in the Existing Second Lien Notes Offering Circular.

“holder”, “Holder”, “noteholder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to Hexion and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, Hexion or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Hexion or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Indenture Restricted Subsidiary” means any Existing Debentures Subsidiary which owns, operates or leases one or more Principal Properties and shall not include any other Existing Debentures Subsidiary.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of Hexion, qualified to perform the task for which it has been engaged.

“Initial Existing First Lien Notes” means the $450.0 million aggregate principal amount of Existing First Lien Notes incurred on March 14, 2012, and any exchange notes in respect thereof.

“Initial Notes” means the $315,000,000 in aggregate principal amount of 10.00% First-Priority Senior Secured Notes due 2020 issued by the Issuer on the Issue Date.

“Initial Purchasers” means (a) with respect to the Initial Notes issued on the Issue Date, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Apollo Global Securities, LLC and (b) with respect to each issuance of Additional Notes, the Persons purchasing or underwriting such Additional Notes under the related Purchase Agreement.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other rating agency, but excluding any debt securities or loans or advances between and among Hexion and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Hexion in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investments” shall include the portion (proportionate to Hexion’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Hexion at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Hexion shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) Hexion’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to Hexion’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Hexion.

“Issue Date” means April 15, 2015.

“Junior Priority Intercreditor Agent” means each “Intercreditor Agent” as defined in a Junior Priority Intercreditor Agreement.

“Junior Priority Intercreditor Agreements” means, collectively, (i) the Amended and Restated Intercreditor Agreement, dated as of January 31, 2013, among JPMorgan Chase Bank, N.A., as agent under the ABL Facility and intercreditor agent, Wilmington Trust, National Association, as senior-priority agent for the holders of Existing First Lien Notes, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as senior-priority agent for the holders of the Existing Senior Secured Notes, Wilmington Trust Company, as second-priority agent for the holders of the Existing Second Lien Notes, the Issuer and each

Subsidiary Guarantor, as it may have been or may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture, and (ii) the Intercreditor Agreement, dated as of January 29, 2010, among JPMorgan Chase Bank, N.A., as agent under the ABL Facility and intercreditor agent, Wilmington Trust, National Association, as senior-priority agent for the holders of Existing First Lien Notes, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as second-priority agent for the holders of the Existing Senior Secured Notes, the Issuer and each Subsidiary Guarantor, as it may have been or may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.

“Junior Priority Obligations” means the Existing Junior Priority Notes and Obligations with respect to other Indebtedness permitted to be Incurred under the Existing Junior Priority Notes Indentures, the ABL Facility Documents, the Existing First Lien Notes Indenture and the Indenture, as applicable, which is by its terms intended to be secured equally and ratably with any series of the Existing Junior Priority Notes or on a basis junior to the Liens securing any series of the Existing Junior Priority Notes or First Priority Lien Obligations; provided such Lien is permitted to be Incurred under the Existing Junior Priority Notes Indentures, the ABL Facility Documents, the Existing First Lien Notes Indenture and the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of Hexion or any direct or indirect parent company of Hexion, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of Hexion or any direct or indirect parent of Hexion as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Hexion or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by Hexion as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Hexion after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the Initial Notes and any Additional Notes or Exchange Notes issued pursuant to this Indenture, in each case, in the forms set forth in Appendix A.

“Notes Obligations” means Obligations in respect of the Notes, the Indenture and the Security Documents, including, for the avoidance of doubt, Obligations in respect of Additional Notes (to the extent incurred in compliance with this Indenture), Exchange Notes and guarantees thereof.

“Notes Priority Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuer or any of the Pledgors, in each case to the extent otherwise constituting Collateral for the Notes (and not Excluded Assets): (a) all fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of Hexion and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (which excludes any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of such Notes.

“Offering Circular” means the Offering Circular dated April 2, 2015, with respect to the Notes.

“Offering Transactions” refers collectively to (1) the offering of the Notes, (2) the ABL Amendment (as defined in the Offering Circular) and (3) the use of the gross proceeds of the offering of the Notes as described in further detail under the heading “Use of Proceeds” in the Offering Circular.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Hexion.

“Officers’ Certificate” means a certificate signed on behalf of Hexion by two Officers of Hexion, one of whom must be the Chief Executive Officer, the principal financial officer, the treasurer or the principal accounting officer of Hexion that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Hexion.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of Hexion or another Permitted Holder and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Hexion, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Hexion (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable rights in the case of any

Permitted Holder) and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Hexion or any Restricted Subsidiary of Hexion;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Hexion or any Restricted Subsidiary of Hexion in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Hexion, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Hexion or a Restricted Subsidiary of Hexion;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees not in excess of $25 million outstanding at any one time in the aggregate;

(7) any Investment acquired by Hexion or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by Hexion or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Hexion or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(x);

(9) any Investment by Hexion or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Hexion at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Hexion after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by Hexion or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Hexion or any direct or indirect parent company of Hexion, as applicable; provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 4.04(a)(3);

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (vi), (vii), (xi)(B) and (xvii) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with Sections 4.03 and 4.11;

(16) any Investment by Restricted Subsidiaries of Hexion in other Restricted Subsidiaries of Hexion and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Hexion;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 4.06;

(20) additional Investments in joint ventures of Hexion or any of its Restricted Subsidiaries in an aggregate amount outstanding not to exceed $50 million;

(21) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(22) Investments of a Restricted Subsidiary of Hexion acquired after the Issue Date or of an entity merged into or consolidated with Hexion or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to Section 4.03; provided, however, that such Liens do not extend to the property or assets of Hexion or any Domestic Subsidiary (other than a Domestic Subsidiary that is owned by one or more Foreign Subsidiaries);

(8) Liens incurred to secure (A) the Existing First Lien Notes outstanding on the Issue Date, and Liens securing the Notes (but not any Additional Notes) and the Guarantees and (B) Indebtedness Incurred pursuant to Section 4.03(a), or clause (i) or (xii) (or (xiii) to the extent it guarantees any such Indebtedness) of Section 4.03(b), to the extent such Lien is incurred pursuant to this clause (8)(B) as designated by Hexion; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clause (i) or (xii) (or (xiii) to the extent it guarantees such Indebtedness) of Section 4.03(b), at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8)(B) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(9) Liens existing on the Issue Date (other than Liens described in clause (8) above);

(10) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Hexion or any Restricted Subsidiary of Hexion (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(11) Liens on property at the time Hexion or a Restricted Subsidiary of Hexion acquired the property, including any acquisition by means of a merger or consolidation with or into Hexion or any Restricted Subsidiary of Hexion; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (xv) of Section 4.03(b)) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (xv) of Section 4.03(b)) may not extend to any other property owned by Hexion or any Restricted Subsidiary of Hexion (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Hexion or a Restricted Subsidiary of Hexion permitted to be Incurred in accordance with Section 4.03;

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of Hexion or any of its Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Hexion and its Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of the Issuer or any Guarantor or Liens on assets of a Restricted Subsidiary of Hexion that is not a Guarantor in favor solely of another Restricted Subsidiary of Hexion that is not a Guarantor;

(18) Liens on equipment of Hexion or any Restricted Subsidiary granted in the ordinary course of business to Hexion’s or such Restricted Subsidiary’s client at which such equipment is located;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in clause (8)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under clause (8)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (8)(B) and for purposes of the definition of Secured Bank Indebtedness;

(21) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Hexion or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(25) Liens incurred to secure cash management services in the ordinary course of business;

(26) other Liens securing obligations in an aggregate principal amount not to exceed $30 million at any one time outstanding;

(27) deposits made in the ordinary course of business to secure liability to insurance carriers;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries;

(29) grants of software and other technology licenses in the ordinary course of business;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(32) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officers’ Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Permitted Transfer” has the meaning set forth in Section 5.01(b).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledgors” shall mean the Issuer and the Guarantors.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by Hexion or any Existing Debentures Subsidiary of Hexion and located within the United States of America (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which the Board of Directors of Hexion reasonably determines not to be a Principal Property after due consideration of the materiality of such property to the business of Hexion and its Subsidiaries as a whole. After the Existing Debenture Payoff Date, “Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by Hexion or any Existing Debentures Subsidiary of Hexion and located within the United States (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which has a Fair Market Value (as determined in good faith by the Issuer) of less than $10,000,000.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Hexion or any Subsidiary of Hexion to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Hexion shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Hexion and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Hexion), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Hexion) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Hexion or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Indebtedness incurred to refinance the Notes shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Hexion or any of its Subsidiaries pursuant to which Hexion or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Hexion or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Hexion or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Hexion or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Hexion (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Hexion in which Hexion or any Subsidiary of Hexion makes an Investment and to which Hexion or any Subsidiary of Hexion transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Hexion and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Hexion (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Hexion or any other Subsidiary of Hexion (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Hexion or any other Subsidiary of Hexion in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Hexion or any other Subsidiary of Hexion, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Hexion nor any other Subsidiary of Hexion has any material contract, agreement, arrangement or understanding other than on terms which Hexion reasonably believes to be no less favorable to Hexion or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Hexion, and

(c) to which neither Hexion nor any other Subsidiary of Hexion has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Hexion shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Hexion giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means (a) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement, dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers, and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer, the Guarantors and the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided, however, that, unless HAI would be a Subsidiary without giving effect to the specific 50% test for HAI as set forth in the definition of “Subsidiary,” HAI will not be treated as a Restricted Subsidiary that is subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 4.12 and 4.15. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Hexion.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Hexion or a Restricted Subsidiary whereby Hexion or a Restricted Subsidiary transfers such property to a Person and Hexion or such Restricted Subsidiary leases it from such Person, other than leases between Hexion and a Restricted Subsidiary of Hexion or between Restricted Subsidiaries of Hexion.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the First Lien Collateral Agent, the Trustee and the holders of the Notes as contemplated by this Indenture.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the holders of Existing First Lien Notes Obligations (in their capacities as such), (ii) the holders of the Notes and the Trustee (each in their capacity as such), (iii) any future holders of Credit Agreement Obligations (in their capacities as such) and (iv) any other Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the Existing First Lien Notes Obligations, (ii) the Notes Obligations, (iii) the Credit Agreement Obligations and (iv) any other Additional First Priority Lien Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Hexion within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of Hexion and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means (i) Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns (directly or indirectly) a majority of the Voting Stock and (y) controls a majority of the Board of Directors of Hexion.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Hexion or any Subsidiary of Hexion which Hexion has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% (or in the case of HAI, 50% or more) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% (or, in the case of HAI, 50% or more) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity (or, in the case of HAI, such Person or any Restricted Subsidiary of such Person has the right to designate at least 50% of the members of the Board of Directors of such entity).

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in Section 4.04(b)(xii).

“TIA” means the Trust Indenture Act of 1939 as in effect on the date of this Indenture.

“Total Assets” means the total consolidated assets of Hexion and its Restricted Subsidiaries, as shown on the most recent balance sheet of Hexion.

“Treasury Rate” means, as of the applicable redemption date as determined by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2017; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to April 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Cash” means cash or Cash Equivalents of Hexion or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of Hexion or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Hexion that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Hexion in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Hexion may designate any Subsidiary of Hexion (including any newly acquired or newly formed Subsidiary of Hexion but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Hexion or any other Subsidiary of Hexion that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Hexion or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Board of Directors of Hexion may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) Hexion could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Fixed Charge Coverage Ratio for Hexion and its Restricted Subsidiaries would be greater than such ratio for Hexion and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Hexion shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Hexion giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing First Lien Notes Indenture will be Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.07
“Asset Sale Offer”	4.06(b)
“Bankruptcy Law”	6.01
“Collateral Asset Sale Offer”	4.06(b)
“Collateral Excess Proceeds”	4.06(b)
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depository”	Appendix A
“Event of Default”	6.01
“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	Appendix A
“incorporated provision”	12.01
“Initial Purchasers”	Appendix A
“legal defeasance option”	8.01(b)
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Period”	4.06(d)
“Paying Agent”	2.04
“Permanent Regulation S Global Note”	Appendix A
“protected purchaser”	2.08
“Private Exchange”	Appendix A
“Private Exchange Notes”	Appendix A
“Purchase Agreement”	Appendix A
“QIB”	Appendix A
“Refinancing Indebtedness”	4.03(b)

“Refunding Capital Stock”	4.04(b)
“Registered Exchange Offer”	Appendix A
“Registrar”	2.04
“Regulation S”	Appendix A
“Restricted Notes Legend”	Appendix A
“Restricted Payment”	4.04(a)
“Retired Capital Stock”	4.04(b)
“Rule 144A”	Appendix A
“Rule 144A Global Note”	Appendix A
“Rule 144A Notes”	Appendix A
“Securities Act”	Appendix A
“Shelf Registration Statement”	Appendix A
“Successor Issuer”	5.01(a)
“Successor Guarantor”	5.01(b)
“Temporary Regulation S Global Note”	Appendix A
“Transfer Restricted Notes”	Appendix A

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture incorporates by reference certain provisions of the TIA. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and the Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, the Guarantors and any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(i) whenever in this Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of additional interest, to the extent that, in such context, additional interest are, were, or would be payable in respect thereof.

ARTICLE 2

THE NOTES

SECTION 2.01. Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $315,000,000. The Initial Notes and any Additional Notes may, at our election, and any Exchange Notes will be treated as a single series or class of Notes for purposes of this Indenture.

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and Section 4.12 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. Additional Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price and as contemplated by clause (4) below. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09, 2.10, 3.06, 4.06(g), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of Hexion and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)	the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture,

(2)	the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes will accrue;

(3)	if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Appendix A hereto and any circumstances in addition to or in lieu of those set forth in Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof; and

(4)	if applicable, that such Additional Notes that are not Transfer Restricted Notes shall not be issued in the form of Initial Notes as set forth in Appendix A, but shall be issued in the form of Exchange Notes as set forth in Appendix A.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes. Any Additional Notes that are not fungible with the Initial Notes for U.S. federal income tax purposes shall have a separate CUSIP number.

SECTION 2.02. Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall each be substantially in the form set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Exchange Notes and the Trustee’s certificate of authentication and (ii) any Additional Exchange Notes issued other than as Transfer Restricted Notes and the Trustee’s certificate of authentication shall each be substantially in the form set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in fully registered form without interest coupons and only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof, provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by participants of the Depository in denominations of less than $2,000.

SECTION 2.03. Execution and Authentication. (a) The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one

Officer (i) (x) Notes for original issue on the date hereof in an aggregate principal amount of $315,000,000, (ii) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein and (iii) the Exchange Notes for issue in a Registered Exchange Offer or Private Exchange pursuant to a Registration Rights Agreement for a like principal amount of Initial Notes and, if applicable, any Additional Notes. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and any integral multiples of $1,000 in excess thereof.

(b) One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

(c) If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(d) A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(e) The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

(f) The Trustee is hereby authorized to enter into a letter of representations with the Depository in the form provided by the Issuer and to act in accordance with such letter.

SECTION 2.04. Registrar and Paying Agent. (a) The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Custodian with respect to the Global Notes.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. Hexion or any of Hexion’s domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05. Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuer shall deposit with each Paying Agent (or if Hexion or a Wholly Owned Subsidiary of Hexion is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. If Hexion or a Wholly Owned Subsidiary of Hexion acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07. Transfer and Exchange. (a) The Notes shall be issued in fully registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of the same series of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(b) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, each Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, any Guarantor, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.

(c) Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(d) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08. Replacement Notes. (a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note of the same series if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Issuer, the Trustee, a Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note (including attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

(b) Every replacement Note is an additional obligation of the Issuer and the Guarantors.

(c) The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09. Outstanding Notes. (a) Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those redeemed pursuant to Article 3 and those described in this Section 2.09 as not outstanding. Subject to Section 12.06, a Note does not cease to be outstanding because the Issuer, a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

(b) If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

(c) If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes and make them available for delivery in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver canceled Notes to the Issuer pursuant to written direction by an Officer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes, as the case may be (plus interest on such defaulted interest to the extent lawful), in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly send or cause to be sent to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13. CUSIP Numbers, ISINs, etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.14. Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes outstanding at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes then outstanding, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 12.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officers’ Certificate.

ARTICLE 3

REDEMPTION

SECTION 3.01. Redemption. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in paragraph 5 of the form of Notes set forth in Appendix A, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest and additional interest, if any, to the redemption date.

SECTION 3.02. Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by the Notes or any provision of this Indenture, shall be made in accordance with the Notes, such provision and this Article.

SECTION 3.03. Notices to Trustee. If the Issuer elects to redeem the Notes pursuant to the optional redemption provisions of paragraph 5 of the applicable Note, it shall notify the Trustee in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustee provided for in this paragraph at least 30 days but not more than 60 days before a redemption date if the redemption is pursuant to paragraph 5 of the applicable Note, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all of the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not fewer than

15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

SECTION 3.04. Selection of Notes to Be Redeemed. In the case of any partial redemption of the Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot or such other method as deemed appropriate by the Trustee (and, in such manner that complies with the requirements of the Depository, if applicable); provided, however, that no Notes of $2,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000 and portions of them the Trustee selects shall be in amounts of $2,000 or a multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.05. Notice of Optional Redemption. (a) At least 30 days but not more than 60 days before a redemption date, the Issuer shall mail or cause to be mailed by first-class mail, or delivered electronically if held by the Depository, a notice of redemption to each Holder whose Notes are to be redeemed.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of a Paying Agent;

(iv) that Notes called for redemption must be surrendered to a Paying Agent to collect the redemption price, plus accrued interest;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes; and

(ix) the applicable provision in this Indenture or the Notes pursuant to which the Issuer is redeeming such Notes.

(b) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section 3.05.

SECTION 3.06. Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.05, except as provided in the sixth paragraph under paragraph 5 of the Notes, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to any Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.07. Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if Hexion or a Wholly Owned Subsidiary of Hexion is a Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed.

SECTION 3.08. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes. (a) The Issuer shall promptly pay the principal of (and premium, if any) and interest, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if on such date the Trustee or any Paying Agent (other than Hexion or any of its Affiliates) holds in accordance with this Indenture money as of noon, New York City time, sufficient to pay all principal and interest then due.

(b) The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes and shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02. Reports and Other Information. Notwithstanding that Hexion may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Hexion shall file with the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the SEC),

(a) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form), and

(d) any other information, documents and other reports which Hexion would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that Hexion shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Hexion shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the holders of the Notes, including by posting such reports on the primary website of Hexion or its Subsidiaries, in each case within 15 days after the time Hexion would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(i) the rules and regulations of the SEC permit Hexion and any direct or indirect parent company of Hexion to report at such parent entity’s level on a consolidated basis and such parent entity of Hexion is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of Hexion, or

(ii) any direct or indirect parent of Hexion becomes a guarantor of the Notes,

the Indenture will permit Hexion to satisfy its obligations in this covenant with respect to financial information relating to Hexion by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than Hexion and its Subsidiaries, on the one hand, and the information relating to Hexion, the Guarantors, if any, and the other Subsidiaries on a standalone basis, on the other hand.

In addition, Hexion shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, Hexion will be deemed to have furnished such reports referred to above to the Trustee and the Holders if Hexion has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively (subject to Article 7 hereof) on Officers’ Certificates).

SECTION 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) (i) Hexion shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) Hexion shall not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock; provided, however, that Hexion and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Hexion for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by Hexion or its Restricted Subsidiaries of Indebtedness under any Credit Agreement or ABL Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) (including any Indebtedness Incurred and represented by the Notes or any other First Priority Lien Obligations) up to an aggregate principal amount of $2.175 billion plus an aggregate additional principal amount of Consolidated Total Indebtedness constituting First Priority Lien Obligations or ABL Obligations outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of Hexion to exceed 3.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(ii) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Existing First Lien Notes and the related guarantees thereof;

(iii) Indebtedness existing on the Issue Date (after giving effect to the Offering Transactions) (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b)), including the Existing Debentures and the Existing Junior Priority Notes and the guarantees thereof;

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by Hexion or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed Incurred pursuant to clause (xiv) below) pursuant to this clause (iv), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence;

(v) Indebtedness Incurred by Hexion or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(vi) Indebtedness arising from agreements of Hexion or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Hexion in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(vii) Indebtedness of Hexion to a Restricted Subsidiary; provided, however, that any such Indebtedness owed to a Restricted Subsidiary that is not the Issuer or a Guarantor is subordinated in right of payment to the obligations of Hexion under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to Hexion or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Hexion or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(ix) Indebtedness of a Restricted Subsidiary to Hexion or another Restricted Subsidiary; provided, however, that if a Guarantor Subsidiary Incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(x) Hedging Obligations that are not Incurred for speculative purposes: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xi) obligations in respect of performance, bid and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by Hexion or any Restricted Subsidiary in the ordinary course of business;

(xii) Indebtedness or Disqualified Stock of Hexion or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which Hexion, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xii));

(xiii) any guarantee by Hexion or any of its Restricted Subsidiaries of Indebtedness or other obligations of Hexion or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by Hexion or such Restricted Subsidiary is permitted under the terms of this Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Guarantor, as applicable;

(xiv) the Incurrence by Hexion or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred as permitted under Section 4.03(a) and clauses (ii), (iii), (iv), (xiv), (xv) and/or (xix) of this Section 4.03(b) or any Indebtedness Incurred to so refund or refinance such Indebtedness, including, in each case, any Indebtedness Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any Notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of Hexion that is not a Guarantor that refinances Indebtedness of Hexion or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of Hexion or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (iv) or (xx) of this Section 4.03(b), shall be deemed to have been Incurred and to be outstanding under such clause (iv) or (xx)

of this Section 4.03(b), as applicable, and not this clause (xiv) for purposes of determining amounts outstanding under such clauses (iv) and (xx) of this Section 4.03(b);

provided further, however, that subclauses (1), (2) and (3) of this clause (xiv) shall not apply to any refunding or refinancing of (A) the Notes, (B) any Secured Indebtedness constituting a First Priority Lien Obligation or ABL Obligation or (C) any Existing Debentures consisting of pollution control bonds;

(xv) Indebtedness or Disqualified Stock of (x) Hexion or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by Hexion or any of its Restricted Subsidiaries or merged with or into Hexion or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) Hexion would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(xvi) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Hexion or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xviii) Indebtedness of Hexion or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xix) Contribution Indebtedness;

(xx) Indebtedness of Foreign Subsidiaries of Hexion for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xx) other than for working capital purposes, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx), does not exceed the greater of $150 million and 5.0% of Total Assets at the time of Incurrence;

(xxi) Indebtedness of Hexion or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business;

(xxii) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of Hexion or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million; and

(xxiii) Indebtedness issued by Hexion or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Hexion or any of its direct or indirect parent companies to the extent permitted under clause (iv) of the covenant described under Section 4.04(b).

(c) For purposes of determining compliance with this Section 4.03, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (i) through (xxiii) above or pursuant to Section 4.03(a) but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (i) through (xxiii) above or is entitled to be Incurred pursuant to Section 4.03(a), Hexion shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.03 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to Section 4.03(a); provided, however, that all Indebtedness under the Existing First Lien Notes outstanding on the Issue Date (other than the Initial Existing First Lien Notes) and the Notes issued on the Issue Date and any Exchange Notes in respect thereof shall be deemed at all times to have been incurred pursuant to Section 4.03(b)(i) and all Indebtedness under the Initial Existing First Lien Notes outstanding on the Issue Date shall be deemed at all times to have been incurred pursuant to Section 4.03(b)(ii), and none of such Indebtedness referred to in this proviso may later be reclassified; provided further, however that any other Indebtedness initially incurred after the Issue Date pursuant to Section 4.03(b)(i) above may also not later be reclassified. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Hexion, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.04. Limitation on Restricted Payments. (a) Hexion shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of Hexion’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Hexion; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Hexion or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of Hexion or any direct or indirect parent company of Hexion;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of Hexion or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Hexion could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Hexion and its Restricted Subsidiaries after the Existing Second Lien Notes Issue Date (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the sum of, without duplication,

(A) 50% of the Consolidated Net Income of Hexion for the period (taken as one accounting period) from June 30, 2006 to the end of Hexion’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by Hexion after the Existing Second Lien Notes Issue Date from the issue or sale of Equity Interests of Hexion (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of Hexion or an employee stock ownership plan or trust established by Hexion or any of its Subsidiaries), plus

(C) 100% of the aggregate amount of cash contributions to the capital of Hexion, and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received after the Existing Second Lien Notes Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(D) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Hexion or any Restricted

Subsidiary issued after the Existing Second Lien Notes Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Hexion (other than Disqualified Stock) or any direct or indirect parent of Hexion (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(E) 100% of the aggregate amount received by Hexion or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by Hexion or any Restricted Subsidiary, in each case subsequent to the Existing Second Lien Notes Issue Date, from:

(I) the sale or other disposition (other than to Hexion or a Restricted Subsidiary of Hexion) of Restricted Investments made by Hexion and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Hexion and its Restricted Subsidiaries by any Person (other than Hexion or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (vii) or (x) of Section 4.04(b)),

(II) the sale (other than to Hexion or a Restricted Subsidiary of Hexion) of the Capital Stock of an Unrestricted Subsidiary, or

(III) a distribution or dividend from an Unrestricted Subsidiary, plus

(F) in the event any Unrestricted Subsidiary of Hexion has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Hexion or a Restricted Subsidiary of Hexion, in each case subsequent to the Existing Second Lien Notes Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Hexion in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) or (x) of Section 4.04(b) or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (3)(B), (C), (D), (E) and (F) of this Section 4.04(a) shall be determined in good faith by Hexion and

(x) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in an Officers’ Certificate,

(y) in the event of property with a Fair Market Value in excess of $25 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of Hexion, or

(z) in the event of property with a Fair Market Value in excess of $50 million, shall be set forth in writing by an Independent Financial Advisor.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend or distribution (i) within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or (ii) declared on or prior to the Existing Second Lien Notes Issue Date;

(ii) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Hexion or any direct or indirect parent company of Hexion or Subordinated Indebtedness of Hexion or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Hexion or any direct or indirect parent company of Hexion or contributions to the equity capital of Hexion (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of Hexion or to an employee stock ownership plan or any trust established by Hexion or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Hexion or to an employee stock ownership plan or any trust established by Hexion or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of Hexion or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or such Subsidiary Guarantor, respectively, which is Incurred in accordance with Section 4.03 so long as:

(A) the principal amount of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes or the related Guarantees, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any Notes then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased or acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(iv) the redemption, repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of Hexion to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of Hexion or any direct or indirect parent company of Hexion held by any future, present or former employee, director or consultant of Hexion or any direct or indirect parent company of Hexion or any Subsidiary of Hexion pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Hexion or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of Hexion or any direct or indirect parent company of Hexion (to the extent contributed to Hexion) to members of management, directors or consultants of Hexion and its Restricted Subsidiaries or any direct or indirect parent company of Hexion that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 4.04(a)(3); plus

(B) the cash proceeds of key man life insurance policies received by Hexion or any direct or indirect parent company of Hexion (to the extent contributed to Hexion) and its Restricted Subsidiaries after the Issue Date;

(provided, however, that Hexion may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Hexion or any of its Restricted Subsidiaries issued or incurred in accordance with Section 4.03;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Hexion, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Hexion issued after the Issue Date the proceeds of which were contributed to Hexion; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Hexion would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by Hexion from the issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date;

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $40 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) the payment of dividends on Hexion’s common stock (or the payment of dividends to any direct or indirect parent of Hexion to fund the payment by any direct or indirect parent of Hexion of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by Hexion from any public offering of common stock or contributed to Hexion by any direct or indirect parent of Hexion from any public offering of common stock;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.0% of Total Assets at the time made;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Hexion or a Restricted Subsidiary of Hexion by, Unrestricted Subsidiaries;

(xii) (A) with respect to each tax year or portion thereof that Hexion qualifies as a Flow Through Entity, the distribution by Hexion to any direct or indirect parent of Hexion of an amount equal to the product of (i) the amount of aggregate net taxable income of Hexion allocated to the holders of Capital Stock of Hexion for such period and (ii) the Presumed Tax Rate for such period; and (B) with respect to any tax year or portion thereof that Hexion and any direct or indirect parent of Hexion does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of Hexion that files a consolidated U.S. federal tax return that includes Hexion and its Subsidiaries in an amount not to exceed the amount that Hexion and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Hexion and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(xiii) the payment of any Restricted Payment, if applicable:

(A) in amounts required for any direct or indirect parent of Hexion to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of Hexion and general corporate overhead expenses of any direct or indirect parent of Hexion, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Hexion and its respective Subsidiaries;

(B) in amounts required for any direct or indirect parent of Hexion to pay interest or principal on Indebtedness the proceeds of which have been contributed to Hexion or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Hexion Incurred in accordance with Section 4.03; provided, however, that any such contribution shall not increase the amount available for Restricted Payments under Section 4.04(a)(3) or be used to Incur Contribution Indebtedness or to make a Restricted Payment pursuant to Section 4.04(b) (other than payments permitted by this clause (xiii); provided further, however, any such dividends, other distributions or other amounts used to pay interest are treated as interest payments of Hexion for purposes of this Indenture; and

(C) in amounts required for any direct or indirect parent of Hexion to pay fees and expenses, other than to Affiliates of Hexion, related to any equity or debt offering of such parent;

(xiv) cash dividends or other distributions on Hexion’s Capital Stock used to, or the making of loans to any direct or indirect parent of Hexion to, fund the payment of fees and expenses incurred in connection with the Hexion Recapitalization, the Offering Transactions or in respect of amounts owed by Hexion or any Restricted Subsidiary of Hexion to Affiliates, in each case to the extent permitted by Section 4.07;

(xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvi) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(xvii) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of Hexion or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(xviii) in the event of an Asset Sale that requires the Issuer to offer to purchase Notes pursuant to Section 4.06, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of Hexion or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made an Asset Sale Offer or Collateral Asset Sale Offer, as applicable, with respect to the Notes as a result of such Asset Sale and have repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer or Collateral Asset Sale Offer, as applicable, and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds or Collateral Excess Proceeds, as applicable, used to determine the aggregate purchase price of the Notes tendered for in such Asset Sale Offer or Collateral Asset Sale Offer, as applicable, less the aggregate amount applied in connection with such Asset Sale Offer or Collateral Asset Sale Offer, as applicable;

(xix) any Restricted Payments made in connection with the consummation of the Hexion Recapitalization, as set forth under the heading “Use of Proceeds” in the Existing Second Lien Notes Offering Circular, the payment of the dividend declared in May, 2005 but not yet paid, in the amount included in other long-term liabilities as of June 30, 2006, and the repayment or repurchase of the Parish of Ascension, Louisiana Industrial Revenue Bonds of Hexion; and

(xx) Restricted Payments by Hexion or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (x), (xi), (xvii) and (xviii) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) Hexion shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Hexion and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d) For the purposes of this Section 4.04, any payment made on or after the Existing Second Lien Notes Issue Date but prior to the Issue Date will be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had this Indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clauses (b)(i) through (xx) above or as a Permitted Investment, such Restricted Payment may be deemed by Hexion to have been made pursuant to such clause or as such a Permitted Investment).

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. Hexion shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to Hexion or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to Hexion or any of its Restricted Subsidiaries;

(b) make loans or advances to Hexion or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Hexion or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing First Lien Notes Indenture, the ABL Facility, the Senior Credit Documents, the Existing Debentures, the Existing Junior Priority Notes and the guarantees thereof;

(2)	this Indenture, the Notes (and any Exchange Notes and guarantees thereof), the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Existing Junior Priority Intercreditor Agreements;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by Hexion or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations or Capitalized Lease Obligations, in each case for property so acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness

(i) of (A) Hexion or (B) any Restricted Subsidiary of Hexion, in each case that (x) is Incurred subsequent to the Issue Date pursuant to Section 4.03 and (y) in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, an Officer determines reasonably in good faith that any such encumbrance or restriction will not materially adversely affect Hexion’s ability to honor its Guarantee of the Notes, or

(ii) that is Incurred by a Foreign Subsidiary of Hexion subsequent to the Issue Date pursuant to Section 4.03; provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of Hexion; or

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Hexion, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Hexion or a Restricted Subsidiary to other Indebtedness Incurred by Hexion or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06. Asset Sales. (a) Hexion shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Hexion or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Hexion) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by Hexion or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(i) any liabilities (as shown on Hexion’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Hexion or any Restricted Subsidiary of Hexion (other than liabilities that are by their terms subordinated to the Notes or the Guarantees of the Notes, as the case may be) that are assumed by the transferee of any such assets,

(ii) any Notes or other obligations or other securities or assets received by Hexion or such Restricted Subsidiary from such transferee that are converted by Hexion or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(iii) any Designated Non-cash Consideration received by Hexion or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $70 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) Within 365 days after Hexion’s or any Restricted Subsidiary of Hexion’s receipt of the Net Proceeds of any Asset Sale, Hexion or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:

(i) to permanently reduce (A) any Indebtedness constituting First Priority Lien Obligations (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto); provided that (x) to the extent that the terms of First Priority Lien Obligations other than the Notes, as such agreements are in existence on the Issue Date, require that such First Priority Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, Hexion or any Restricted Subsidiary shall be entitled to repay such other First Priority Lien Obligations prior to repaying the Notes and (y) subject to the foregoing clause (x), if the Issuer shall so reduce First Priority Lien Obligations, the Issuer will equally and ratably reduce Indebtedness under the Notes in any manner set forth in clause (E) below, (B) the Notes, (C) Indebtedness constituting Pari Passu Indebtedness other than First Priority Lien Obligations so long as the Asset Sale proceeds are with respect to non-Collateral (provided that if Hexion shall so reduce Pari Passu Indebtedness under this clause (C), Hexion will equally and ratably reduce Indebtedness under the Notes in any manner set forth in clause (E) below), (D) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (E) Indebtedness under the Notes as provided under Article 3 of this Indenture, through open-market purchases (provided that such purchases are at or above

100% of the principal amount thereof) and/or by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes (such offer to be conducted in accordance with the procedures set forth below for an Asset Sales Offer or a Collateral Asset Sale Offer but without any further limitation in amount), or (F) if such proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person), any Indebtedness constituting ABL Obligations; or

(ii) to an investment in any one or more businesses or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Hexion or, if such Person is a Restricted Subsidiary of Hexion, in an increase in the percentage ownership of such Person by Hexion or any Restricted Subsidiary of Hexion; or

(iii) to make an investment in any one or more businesses; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Hexion or, if such Person is a Restricted Subsidiary of Hexion, in an increase in the percentage ownership of such Person by Hexion or any Restricted Subsidiary of Hexion.

Pending the final application of any such Net Proceeds, Hexion or such Restricted Subsidiary of Hexion may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by this Indenture.

Any Net Proceeds from any Asset Sale of Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in Section 4.06(b)(i), shall be deemed to have been applied whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of the Notes and, if required by the terms of any First Priority Lien Obligations or Obligations secured by a Lien permitted under this Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such First Priority Lien Obligations or such other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such First Priority Lien Obligations or such other Obligations that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First Priority Lien Obligations, such lesser price, if any, as may be provided for by the terms of such First Priority Lien Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Express Proceeds within ten (10) Business Days after the date that Collateral Excess Proceeds exceed $20 million by sending the notice required pursuant to the terms of Section 4.06(f), with a copy to the Trustee.

Any Net Proceeds from any Asset Sale of non-Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in Section 4.06(b)(i), shall be deemed to have been applied whether or not such offer is accepted) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all Holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness) that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20 million by sending the notice required pursuant to the terms of Section 4.06(f), with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such other First Priority Lien Obligations or Obligations secured by a Lien permitted by this Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes or other First Priority Lien Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes and such other First Priority Lien Obligations or such other Obligations to be purchased in the manner described in Section 4.06(e). To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the applicable trustees shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner described in Section 4.06(e). Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, which served as the basis for such Asset Sale Offer shall be reset at zero.

(c) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(d) Not later than the date upon which written notice of an Asset Sale Offer or Collateral Asset Sale Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer or Collateral Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On such date, the Issuer shall also irrevocably deposit with the Trustee or with a paying agent (or, if Hexion or a Wholly Owned Restricted Subsidiary of Hexion is acting as a Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds or Collateral Excess Proceeds, as applicable, to be invested in Cash Equivalents, as directed in writing by Hexion, and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Asset Sale Offer or Collateral Asset Sale Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee (or a Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds or Collateral Excess Proceeds, as applicable, delivered by the Issuer to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with Section 4.06.

(e) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer than the Issuer is required to purchase, the principal amount of the Notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes for purchase shall be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) of $2,000 or less shall be purchased in part.

(f) Notices of an Asset Sale Offer or Collateral Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered electronically if held by the Depository, at least 30 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(g) A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 4.07. Transactions with Affiliates. (a) Hexion shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Hexion (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Hexion or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by Hexion or such Restricted Subsidiary with an unaffiliated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, Hexion delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Hexion, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) (A) transactions between or among Hexion or any of its Restricted Subsidiaries and (B) any merger of Hexion and any direct parent company of Hexion; provided; however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Hexion and such merger is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) (x) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (a) $6.0 million and (b) 2.0% of EBITDA of Hexion and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years, and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (x) above in connection with the termination of such agreement;

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Hexion or any Restricted Subsidiary or any direct or indirect parent company of Hexion;

(v) payments by Hexion or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of Hexion in good faith or (y) made pursuant to any agreement or arrangement described under the caption “Certain Relationships and Related Transactions, and Director Independence” in the Offering Circular (or in the documents incorporated by reference therein);

(vi) transactions in which Hexion or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Hexion or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(vii) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of Hexion in good faith;

(viii) the existence of, or the performance by Hexion or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect as of the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(ix) the existence of, or the performance by Hexion or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, any agreement described under the caption “Certain Relationships and Related Transactions, and Director Independence” in the Offering Circular (or in the documents incorporated by reference therein) and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Hexion or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(x) the execution of the Offering Transactions and the payment of all fees and expenses related to the Offering Transactions, including fees to the Sponsor, which are described in the Offering Circular;

(xi) (A) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business;

(xii) any transaction effected as part of a Qualified Receivables Financing;

(xiii) the issuance of Equity Interests (other than Disqualified Stock) of Hexion;

(xiv) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Hexion or of a Restricted Subsidiary, as appropriate, in good faith;

(xv) the entering into of any tax sharing agreement or arrangement and any payments (whether or not pursuant to any such tax sharing agreement or arrangement) permitted by Section 4.04(b)(xii);

(xvi) any contribution to the capital of Hexion;

(xvii) transactions permitted by, and complying with, the provisions of Section 5.01;

(xviii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xix) any employment agreements entered into by Hexion or any of the Restricted Subsidiaries in the ordinary course of business; and

(xx) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Hexion in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of Hexion and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

SECTION 4.08. Change of Control. (a) The occurrence of any Change of Control will constitute an Event of Default unless the Issuer (i)(A) makes an offer within 30 days following such Change of Control to all holders of the Notes to purchase all the Notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in this Section 4.08; and (B) purchases all the Notes properly tendered in accordance with the Change of Control Offer or (ii) exercises its right, within 30 days following such Change of Control, to redeem all the Notes in accordance with Article 3 of this Indenture.

(b) (i) A “Change of Control Offer” means a notice sent to each Holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions determined by the Issuer, consistent with this Section, that a Holder must follow in order to have its Notes purchased.

(ii) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuer under this Section shall be delivered to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(e) Notwithstanding the foregoing provisions of this Section, the Issuer shall be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08(b) applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) At the time the Issuer delivers Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(g) Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(h) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have failed to make a Change of Control Offer or purchase the Notes pursuant thereto as described under this Section by virtue thereof.

SECTION 4.09. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with Section 314(a)(4) of the TIA.

SECTION 4.10. Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.11. Future Guarantors. After the Issue Date, Hexion shall cause each of its Restricted Subsidiaries (other than (x) a Foreign Subsidiary, (y) a Receivables Subsidiary or (z) a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries) that guarantees any Indebtedness of Hexion or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture substantially in the form of Appendix B pursuant to which such Subsidiary shall guarantee payment of the Notes. The parties hereto hereby acknowledge that the Subsidiary Guarantors party to this Indenture as of the date any supplemental indenture is to be executed need not be party to such supplemental indenture.

SECTION 4.12. Liens. Hexion shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of Hexion or any Subsidiary Guarantor, other than Liens securing Indebtedness that are junior in priority to the Liens on such property or assets securing the Notes pursuant to the terms of the Junior Priority Intercreditor Agreements or an intercreditor agreement not materially less favorable to the holders of the Notes than the Junior Priority Intercreditor Agreements.

For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens”

under Section 1.01 or pursuant to the first paragraph of this Section 4.12 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.12, Hexion shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof. Notwithstanding the foregoing, (i) the Liens securing the Existing First Lien Notes and the Notes issued on the Issue Date and any Exchange Notes in respect thereof shall at all times be deemed to have been incurred under clause (8)(A) under “Permitted Liens” and may not later be reclassified and (ii) Liens securing any Indebtedness initially incurred after the Issue Date pursuant to Section 4.03(b)(i) shall at all times be deemed to have been incurred under clause (8)(B) under “Permitted Liens” and may not later be reclassified.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Hexion, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” under Section 1.01. In addition, for the avoidance of doubt, Liens may secure ABL Obligations so long as the Notes are given a junior priority lien on ABL Priority Collateral (other than Excluded Assets) in a manner consistent with the ABL Intercreditor Agreement.

SECTION 4.13. Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 12.02.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the corporate trust office of the Trustee or its Agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.14. After-Acquired Property. Upon the acquisition by Hexion or any Guarantor of any First Priority After-Acquired Property, Hexion or such Guarantor shall, as promptly as practicable after the acquisition of such property or such Subsidiary becoming a Guarantor, execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the First Lien Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under Section 11.01(b)) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect. Notwithstanding the foregoing, upon the acquisition by Hexion or any Guarantor of any First Priority After-Acquired Property consisting of ABL Priority Collateral, Hexion or such Guarantor shall only be required to grant junior priority liens on such Collateral to secure the Notes (and only take actions with respect to the granting of such liens that are otherwise consistent with actions required to be taken by the ABL Collateral Agent). In addition, after the Existing Debenture Payoff Date, Hexion shall, as promptly as practicable after such date, grant a perfected security interest in the assets constituting Principal Property on such date, to the same extent as if such assets were acquired on such date by Hexion or the applicable Subsidiary that owns such assets on such date, by executing and delivering customary mortgages or deeds of trust with respect to such real property, in each case subject to Permitted Liens and Excluded Assets (other than those described in clauses (l), (m), and (n) of the second paragraph of Section 3.01 of the Collateral Agreement as in effect on the date hereof).

SECTION 4.15. Limitation on Indenture Restricted Subsidiaries. Hexion shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Existing Debentures Subsidiary being an Indenture Restricted Subsidiary at any time when the negative covenants contained in the Existing Debentures are applicable to an Indenture Restricted Subsidiary unless such Subsidiary concurrently becomes a Subsidiary Guarantor and, after giving effect thereto, there is no default under the Existing Debentures.

SECTION 4.16. Limitation on Hexion Nova Scotia Finance, ULC. Hexion Nova Scotia Finance, ULC shall not own any material assets or other property, other than Indebtedness or other obligations owing to Hexion Nova Scotia Finance, ULC by Hexion and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Hexion Nova Scotia Finance, ULC shall not Incur any material liabilities or obligations other than their obligations (if any) pursuant to the Notes, this Indenture, the Credit Agreement, the Security Documents and other Indebtedness outstanding on the Issue Date or permitted to be Incurred under Section 4.03 and liabilities and obligations pursuant to business activities permitted by this Section 4.16. If Hexion Nova Scotia Finance, ULC at any time has assets in excess of $100 million, including intercompany Indebtedness, it shall guarantee the Notes by executing and delivering to the Trustee a supplemental indenture substantially in the form of Appendix B pursuant to which such Subsidiary shall guarantee payment of the Notes (which such guarantee shall be automatically released if at any time such Subsidiary shall have assets of less than $100 million, including intercompany Indebtedness).

SECTION 4.17. Maximum ABL Priority Obligations. The maximum principal amount of Indebtedness for borrowed money that may constitute ABL Priority Obligations shall not exceed the greater of (i) $500 million and (ii) the Borrowing Base.

ARTICLE 5

MERGER, CONSOLIDATION OR SALE OF ALL

OR SUBSTANTIALLY ALL ASSETS

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets. (a) Hexion shall not consolidate or merge with or into or wind up into (whether or not Hexion is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) Hexion is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Hexion) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Hexion or such Person, as the case may be, being herein called the “Successor Issuer”);

(ii) the Successor Issuer (if other than Hexion) expressly assumes all the obligations of Hexion under this Indenture and the Notes pursuant to supplemental indentures;

(iii) immediately after giving effect to such transaction no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(B) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Hexion and its Restricted Subsidiaries immediately prior to such transaction; and

(v) Hexion shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Issuer shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, Hexion under this Indenture and the Notes and Hexion and the Guarantors shall be released from the obligation to guarantee, or, to pay, if applicable, the principal of and interest on the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Hexion or to another Restricted Subsidiary, and (b) Hexion may merge with an Affiliate incorporated solely for the purpose of reincorporating Hexion in another state of the United States so long as the amount of Indebtedness of Hexion and its Restricted Subsidiaries is not increased thereby.

(b) Hexion shall not permit any Subsidiary Guarantor to consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantors’ Guarantee of the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(iv) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

The Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and, in the case of the sale by such Guarantor of all or substantially all of its properties or assets, such Guarantor shall be released from its obligation to guarantee or to pay, if applicable, the principal of, or interest on, the Notes. Notwithstanding the foregoing clause (iii), (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Permitted Transfer”) to (x) Hexion or any Guarantor or (y) any Restricted Subsidiary of Hexion that is not a Guarantor; provided that at the time of each such Permitted Transfer pursuant to clause (y) the aggregate amount of all such Permitted Transfers since the Issue Date shall not exceed 5.0% of the Total Assets as shown on the most recent available balance sheet of Hexion and the Restricted Subsidiaries after giving effect to each such Permitted Transfer and including all Permitted Transfers occurring from and after the Existing Second Lien Notes Issue Date (excluding Permitted Transfers in connection with the Hexion Recapitalization).

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” with respect to all of the Notes occurs if:

(a) Hexion defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days,

(b) Hexion defaults in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(c) Hexion fails to comply with its obligations under Section 5.01,

(d) Hexion or any of its Restricted Subsidiaries fails to comply with any of its obligations under the covenants set forth in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 4.12, 4.14, 4.15 or 4.16 (in each case, other than a failure to purchase Notes when required under Section 4.06) and such failure continues for 30 days after the notice specified below,

(e) Hexion or any of its Restricted Subsidiaries fails to comply with its other agreements contained in the Notes or this Indenture (other than those referred to in (a), (b), (c), or (d) above) and such failure continues for 60 days after the notice specified below,

(f) Hexion or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to Hexion or a Restricted Subsidiary of Hexion) within any applicable grace period after final maturity or the acceleration of any such Indebtedness (or, with respect to the pollution control bonds constituting Existing Debentures, failure to pay under the guarantees of Hexion and its applicable Restricted Subsidiaries related thereto) by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent,

(g) Hexion or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Hexion or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of Hexion or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of Hexion or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days,

(i) Hexion or any Significant Subsidiary fails to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof,

(j) the Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or by this Indenture) or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee of the Notes and such Default continues for 10 days,

(k) unless such Liens have been released in accordance with the provisions of the Security Documents, Liens in favor of the Holders of the Notes with respect to all or substantially all of the Collateral cease to be valid or enforceable, or Hexion shall assert or any

Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary Guarantor, Hexion fails to cause such Subsidiary Guarantor to rescind such assertions within 30 days after Hexion has actual knowledge of such assertions,

(l) the failure by Hexion or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Holders and would not materially affect the value of the Collateral taken as a whole, or

(m) a Change of Control shall occur and the Issuer does not cure this event as permitted under Section 4.08.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (d), (e) or (l) above shall not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the Default and the Issuer does not cure such Default within the time specified in clauses (d), (e) or (l) above after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” Hexion shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h) with respect to Hexion) occurs and is continuing, the Trustee by notice to Hexion or the Holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(g) or (h) with respect to Hexion occurs, the principal of, premium, if any, and interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may rescind any such acceleration with respect to the Notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. When a Default is waived, it is deemed cured and the Issuer, the Trustee and the Holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. The Holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06. Limitation on Suits. (a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(ii) the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10. Priorities. If the Trustee or the First Lien Collateral Agent, as the case may be, collects any money or property pursuant to this Article 6 (including proceeds from the exercise of any remedies on the Collateral), they shall, subject to the terms of the Security Documents and the First Lien Intercreditor Agreement, pay out the money or property in the following order:

FIRST: to the payment of all amounts due to the Trustee under Section 7.07;

SECOND: to Holders for payment of amounts due and unpaid on the Notes for principal, premium, if any, interest and additional interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and additional interest, if any, respectively; and

THIRD: the balance, if any, to the Issuer or, to the extent the Trustee or the First Lien Collateral Agent, as the case may be, collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 7.02. Rights of Trustee. (a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of making or not making such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Hexion or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (i), (j), (k), (l) or (m) or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received notice thereof in accordance with Section 12.02 hereof from the Issuer, any Guarantor or any Holder.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to the Holders. As promptly as practicable after each November 1 beginning with the November 1 following the date of this Indenture, and in any event prior to December 1 in each year, the Trustee shall mail to each Holder a brief report dated as of such November 1 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its mailing to the Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally shall indemnify the Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Issuer or a Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person). The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer and the Guarantors, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuer and the Guarantors, as applicable, and such parties in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(g) or (h) with respect to Hexion or the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08. Replacement of Trustee. (a) The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Discharge of Liability on Notes; Defeasance. (a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes and their obligations under this Indenture with respect to the Holders of the Notes:

(i) when (1) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.08 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all of the Notes (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in respect of the Notes, cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient in the written opinion of a firm of independent public accountants delivered to the Trustee (which delivery shall only be required if Government Obligations have been so deposited) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Issuer or the Guarantors have paid all other sums payable under this Indenture; and

(iii) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture with respect to the Notes (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, 4.14, 4.15 and 4.16 for the benefit of the Notes and the operation of Section 5.01(a)(iv) and Sections 6.01(d), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries only), 6.01(h) (with respect to Significant Subsidiaries only), 6.01(i) (with respect to Significant Subsidiaries only), 6.01(j), 6.01(k), 6.01(l) and 6.01(m) for the benefit of the Notes (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture with respect to such Notes by exercising its legal defeasance option or their covenant defeasance option, the obligations of each Guarantor under its Guarantee of the Notes shall be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Sections 6.01(c), 6.01(d), 6.01(f), 6.01(g) (with respect to Significant Subsidiaries only), 6.01(h) (with respect to Significant Subsidiaries only), 6.01(i) (with respect to Significant Subsidiaries only), 6.01(j), 6.01(k), 6.01(l) or 6.01(m) or because of the failure of Hexion to comply with Section 5.01(a)(iv).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article 8 shall survive until all the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.05 and 8.06 shall survive such satisfaction and discharge.

SECTION 8.02. Conditions to Defeasance. (a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee in respect of cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient or Government Obligations, the principal of and the interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, and premium (if any) and interest on the applicable Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;

(ii) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(g) or (h) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on Hexion and its Restricted Subsidiaries;

(v) the Issuer delivers to the Trustee an Opinion of Counsel stating that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Notes, not theretofore delivered to the Trustee for cancellation have become due and payable;

(vii) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article 8 have been complied with.

(b) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article 3.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or Government Obligations (including proceeds thereof) deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

SECTION 8.04. Repayment to the Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or Government Obligations held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05. Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of principal of or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or any Paying Agent.

ARTICLE 9

AMENDMENTS AND WAIVERS

SECTION 9.01. Without Consent of the Holders. The Issuer, the Guarantors and the Trustee may amend this Indenture, the Notes, any Security Document, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect, mistake or inconsistency;

(ii) to comply with Article 5;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code (as in effect both on the date hereof and on the effective date of such amendment);

(iv) to add additional Guarantees with respect to the Notes or to secure the Notes;

(v) to add additional secured creditors holding Junior Priority Obligations or other First Priority Lien Obligations or ABL Obligations, in each case so long as such obligations are not prohibited by this Indenture;

(vi) to add to the covenants of Hexion or any Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(vii) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of this Indenture under the TIA;

(viii) to make any change that does not adversely affect the rights of any Holder;

(ix) to conform the text of this Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements, to any provision of the “Description of Notes” in the Offering Circular to the extent that such provision in this “Description of Notes” was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements;

(x) to provide for the issuance of the Exchange Notes or Additional Notes, which shall have terms substantially identical in all material respects to the Initial Notes;

(xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this

Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(xii) to secure the Notes or to add additional assets as Collateral; or

(xiii) to release Collateral from the Lien pursuant to this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements when permitted or required by this Indenture or the Security Documents.

After an amendment under this Section 9.01 becomes effective, the Issuer shall send to the respective Holders a notice briefly describing such amendment. The failure to give such notice to all Holders entitled to received such notice, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01. In addition, to the extent permitted by the ABL Intercreditor Agreement, any amendment, waiver or consent to any of the collateral documents with respect to the ABL Obligations in respect of any ABL Priority Collateral shall apply automatically to the Security Documents with respect to the Notes in respect of such ABL Priority Collateral and, to the extent permitted by the First Lien Intercreditor Agreement, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Lien Obligations under the Existing First Lien Notes Indenture in respect of any Collateral (or, to the extent a Credit Agreement is incurred in the future, such Credit Agreement) shall also apply automatically to the Security Documents with respect to the Notes in respect of such Collateral.

SECTION 9.02. With Consent of the Holders. (a) The Issuer and the Trustee may amend this Indenture, the Notes, any Security Document, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes). Notwithstanding the foregoing, without the consent of each Holder of an outstanding Note affected, no amendment may:

(i) reduce the amount of Notes whose Holders must consent to an amendment,

(ii) reduce the rate of or extend the time for payment of interest on any Note,

(iii) reduce the principal of or change the Stated Maturity of any Note,

(iv) reduce the amount payable upon the redemption of any Note or change the time when any Note may be redeemed in accordance with Article 3,

(v) make any Note payable in money other than that stated in such Note,

(vi) make any change in Section 6.07 or the second sentence of this Section 9.02,

(vii) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(viii) expressly subordinate the Notes or any Guarantee to any other Indebtedness of the Issuer or any Guarantor,

(ix) except as expressly permitted by this Indenture, modify the Guarantees in any manner adverse to the Holders, or

(x) make any change in the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements or the provisions in this Indenture dealing with the application of Trust proceeds of the Collateral that would adversely affect the Noteholders.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes), no amendment or waiver may release from the Lien of this Indenture and the Security Documents all or substantially all of the Collateral.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(b) After an amendment under this Section 9.02 becomes effective, the Issuer shall mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03. Compliance with Trust Indenture Act. From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and the Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

SECTION 9.07. Additional Voting Terms; Calculation of Principal Amount. Except as expressly provided in this Indenture, including under Section 9.02, all Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 2.14.

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantees. (a) On and after the Issue Date, each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety on a senior basis, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture

(including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on in respect of the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation. The Guaranteed Obligations of a Guarantor will be secured by security interests in the Collateral owned by such Guarantor to the extent provided for in the Security Documents and as required pursuant to Sections 4.12 and 4.14.

(b) Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes, any Security Document, or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes, any Security Document or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, any Security Document or any other agreement; (iv) the release of any security held by the First Lien Collateral Agent for the benefit of Holders and the Trustee for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 10.02(b).

(c) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer or any other Guarantor first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by the First Lien Collateral Agent on behalf of the Holders and the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 8.01(b), 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes, any Security Document or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02. Limitation on Liability. (a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Guarantee as to any Restricted Subsidiary shall terminate and be of no further force or effect and such Subsidiary Guarantor shall be deemed to be released from all obligations under this Article 10 upon:

(i) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with this Indenture, in each case other than to Hexion or a Subsidiary of Hexion; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of Hexion or any Restricted Subsidiary of Hexion;

(ii) Hexion designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the Notes under Section 4.11;

(iv) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Section 8.01 with respect to the Notes, or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture; and

(v) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under Section 11.03.

SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Execution of Supplemental Indenture for Future Guarantors. Each Person which is required to become a Guarantor after the Issue Date pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Appendix B hereto pursuant to which such Person shall become a Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms or to such other matters as the Trustee may reasonably request.

ARTICLE 11

SECURITY DOCUMENTS

SECTION 11.01. Collateral and Security Documents. (a) On and after the Issue Date, the due and punctual payment of the principal of and interest (including additional interest, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Notes and performance of all other Notes Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the First Lien Collateral Agent under this Indenture, the Notes and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure such obligations, subject to the terms of the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements. The Trustee and the Issuer hereby acknowledge and agree that the First Lien Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, pursuant to the terms of the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority

Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for foreclosure and release of Collateral) and the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the First Lien Collateral Agent and, as applicable, the Trustee to enter into the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control. The Issuer shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.01, to assure and confirm to the First Lien Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Hexion shall take, and shall cause its Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer and the Guarantors hereunder, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements), in favor of the First Lien Collateral Agent for the benefit of the Trustee and the Holders, on a pari passu basis with any and all security interests (other than property and assets of Foreign Subsidiaries and on Excluded Assets) at any time granted in the Collateral to secure the other First Priority Lien Obligations. Notwithstanding the foregoing, the First Lien Intercreditor Agreement and the Security Documents may be amended from time to time to add other parties holding other First Priority Lien Obligations permitted to be incurred under Sections 4.03 and 4.12, and the ABL Intercreditor Agreement and Junior Priority Intercreditor Agreements may be amended from time to time to add, as applicable, other parties holding other First Priority Lien Obligations, ABL Obligations and Junior Priority Obligations permitted to be incurred under Sections 4.03, 4.12 and 4.17.

On the Issue Date, the Issuer and the Guarantors shall grant a security interest in all their assets constituting Collateral (other than Excluded Assets) that are pledged to secure the other First Priority Lien Obligations on the Issue Date by executing a Collateral Agreement Supplement, the First Lien Intercreditor Agreement and such other security documents or joinders thereto that shall be reasonably necessary (as determined by the Issuer in good faith) to provide a security interest in such Notes Priority Collateral that is pari passu with the security interest in such Notes Priority Collateral that is securing the other First Priority Lien Obligations and a second-priority security interest in the ABL Priority Collateral that is junior to the security interest securing the ABL Facility, in each case, in effect on the Issue Date. Notwithstanding the foregoing, to the extent that any instrument or deliverable that is required to be delivered pursuant to the preceding sentence is not delivered on or prior to the Issue Date, the Issuer shall use commercially reasonable efforts to deliver such instruments and deliverables within 30 days after the Issue Date.

(b) Notwithstanding the foregoing, the Capital Stock and securities of the Subsidiaries of Hexion (other than Hexion Coop) that are owned by Hexion or any Guarantor will constitute Collateral only to the extent that such Capital Stock and securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-10” and “Rule 3-16,” respectively) (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(i) in the event that either Rule 3-10 or Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than Hexion Coop) due to the fact that such Subsidiary’s Capital Stock and securities secure the Notes, the performance of Guaranteed Obligations of the Issuer or any Guarantee, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral, but only to the extent necessary to not be subject to such requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the security interests securing the Notes on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral); and

(ii) in the event that either Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents securing the Notes such additional Capital Stock and securities).

SECTION 11.02. Recordings and Opinions. (a) The Issuer and the Guarantors shall furnish to the Trustee, on or before the time when Hexion is required to provide annual reports pursuant to Section 4.02 with respect to the preceding fiscal year, an Opinion of Counsel:

(1)	stating substantially to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of this Indenture or any Security Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or

(2)	to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under this Indenture and the Security Documents.

(b) The Issuer will comply with the provisions of TIA § 314(b) and (d).

SECTION 11.03. Release of Collateral. (a) Subject to subsections (b) and (c) of this Section 11.03, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement or as provided hereby. Upon the request of the Issuer pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, the Issuer and the Guarantors will be entitled to a release of assets included in the Collateral from the Liens securing the Notes, and the First Lien Collateral Agent and the Trustee (if the Trustee is not then the First Lien Collateral Agent) shall release the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(1)	[Reserved.]

(2)	to enable the Issuer or any Restricted Subsidiary to sell, exchange or otherwise dispose of any of the Collateral as permitted under Section 4.06;

(3)	in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;

(4)	if the Notes have been discharged or defeased pursuant to Section 8.01;

(5)	in the case of a Guarantor making a Permitted Transfer to any Restricted Subsidiary of Hexion; provided that such Permitted Transfer is permitted by clause (y) of the last paragraph of Article 5;

(6)	in respect of the property and assets of a Restricted Subsidiary that is a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.04 and the definition of “Unrestricted Subsidiary” under Section 1.01;

(7)	in respect of the property and assets of a Guarantor that at any time is not subject to a Lien securing any other First Priority Lien Obligations at such time (provided that if such property and assets is subsequently subject to a Lien securing any other First Priority Lien Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder) other than (x) if such release is in connection with a release or discharge by or as a result of payment in respect of the Credit Agreement or (y) if such release is due to a release of Liens by lenders under the Credit Agreement, at any time that Indebtedness under the Credit Agreement does not constitute a majority of the aggregate principal amount of Indebtedness constituting First Priority Lien Obligations outstanding at such time;

(8)	pursuant to an amendment or waiver in accordance with Article 9 of this Indenture; or

(9)	in respect of any property and assets of the Issuer or a Guarantor that would constitute ABL Priority Collateral but is at such time not subject to a Lien securing ABL Obligations, other than any assets or property that cease to be subject to a Lien securing ABL Obligations in connection with a release or discharge by or as a result of payment in full and termination of the ABL Facility; provided that if such property and assets are subsequently subject to a Lien securing ABL Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder.

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the First Lien Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement.

(b) Except as otherwise provided in the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement, no Collateral may be released from the Lien and security interest created by the Security Documents unless the Officers’ Certificate required by this Section 11.03, dated not more than five days prior to the date of the application for such release, has been delivered to the First Lien Collateral Agent and the Trustee (if the Trustee is not then the First Lien Collateral Agent).

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if not then the First Lien Collateral Agent) has delivered a notice of acceleration to the First Lien Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement.

(d) Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

(e) Notwithstanding anything to the contrary herein, the Issuer, Hexion and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel, that under the terms of that section or any interpretation or guidance as to the meaning thereof by the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

SECTION 11.04. Permitted Releases Not To Impair Lien; Trust Indenture Act Requirements. The release of any Collateral from the terms hereof and of the Security

Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to (x) the applicable Security Documents and the terms of this Article 11 or (y) the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement. The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents, the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement and of this Article 11 will not be deemed for any purpose to be in contravention of the terms of this Indenture. To the extent applicable, the Issuer and each obligor on the Notes shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien hereof and of the Security Documents, to be complied with. Any certificate or opinion required by § 314(d) of the TIA may be made by an officer of the Issuer, except in cases which § 314(d) of the TIA requires that such certificate or opinion be made by an independent person, which person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the First Lien Collateral Agent in the exercise of reasonable care.

SECTION 11.05. Certificates of the Trustee. In the event that the Issuer wishes to release Collateral in accordance with this Indenture and the Security Documents and the First Lien Intercreditor Agreement at a time when the Trustee is not itself also the First Lien Collateral Agent and the Issuer has delivered the certificates and documents required by the Security Documents and Section 11.03 hereof, the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination, will deliver a certificate to the First Lien Collateral Agent setting forth such determination.

SECTION 11.06. Suits To Protect the Collateral. Subject to the provisions of Article 7 hereof, the Security Documents and the First Lien Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the First Lien Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Guaranteed Obligations of the Issuer hereunder.

Subject to the provisions of the Security Documents and the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

SECTION 11.07. Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the First Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 11.08. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the First Lien Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 11.09. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 11.10. Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee, in form and substance acceptable to it, an Officers’ Certificate certifying that all the obligations under this Indenture and the Notes (and, to the extent relating to the foregoing, the Security Documents), have been satisfied and discharged by complying with the provisions of Article 8 and Section 7.07 or by the payment in full of the Issuer’s obligations under the Notes and this Indenture (and, to the extent relating to the foregoing, the Security Documents), and all such obligations have been so satisfied, the Trustee shall deliver to the Issuer and, if the Trustee is not then the First Lien Collateral Agent, the First Lien Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the First Lien Collateral Agent of such notice (or, if the Trustee is then the First Lien Collateral Agent, upon receipt of such Officers’ Certificate and upon satisfaction of all such obligations), the First Lien Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

SECTION 11.11. First Lien Collateral Agent. (a) The First Lien Collateral Agent shall initially act as collateral agent and shall be authorized to appoint co-First Lien Collateral Agents as necessary in its sole discretion, to the extent set forth in the First Lien Intercreditor Agreement. Except as otherwise explicitly provided herein or in the Security Documents and the First Lien Intercreditor Agreement, neither the First Lien Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The First Lien Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the First Lien Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(b) The First Lien Collateral Agent is authorized and directed to (i) enter into a Collateral Agreement Supplement and any other Security Documents, (ii) enter into the First Lien Intercreditor Agreement and joinders to the ABL Intercreditor Agreement and Junior Priority Intercreditor Agreements, (iii) bind the Holders on the terms as set forth in the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements and (iv) perform and observe its obligations under the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements.

(c) If the Issuer (i) Incurs First Priority Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Priority Lien Obligations entitled to the benefit of the First Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the First Lien Collateral Agent an Officers’ Certificate so stating and requesting the First Lien Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement in effect on the Issue Date) in favor of a designated agent or representative for the holders of the First Priority Lien Obligations so Incurred, the First Lien Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. If the Issuer (i) Incurs Junior Priority Lien Obligations at any time when no junior lien intercreditor agreement is in effect or at any time when Indebtedness constituting Junior Priority Lien Obligations entitled to the benefit of a Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the First Lien Collateral Agent an Officers’ Certificate so stating and requesting the First Lien Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as a Junior Lien Intercreditor Agreement in effect on the Issue Date) to effect the lien subordination and other terms contemplated by the terms of such Junior Priority Lien Obligations, the First Lien Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

SECTION 11.12. Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the First Lien Intercreditor Agreement, ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements requiring the Issuer to designate Indebtedness for the purposes of the terms “First Priority Lien Obligations” and “Junior Priority Obligations” or any other such designations hereunder or under the First Lien Intercreditor Agreement, ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the First Lien Collateral Agent, the ABL Collateral Agent, the Authorized Representative and the Junior Priority Intercreditor

Agent. For all purposes hereof, the First Lien Intercreditor Agreement, ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements, the Issuer hereby designates the Obligations pursuant to the Existing First Lien Notes and the Notes as “First Priority Lien Obligations.”

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

SECTION 12.02. Notices. (a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuer or a Guarantor:

Hexion Inc.

180 East Broad St.

Columbus, OH 43215

Attention of: General Counsel

Facsimile: (614) 225-3354

if to the Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Attention of: Global Capital Markets

Facsimile: (612) 217-5651

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder, or delivered electronically if held by the Depository, at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so sent within the time prescribed.

(c) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

SECTION 12.03. Communication by the Holders with Other Holders. The Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 12.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 12.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 12.09. Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the state of New York.

SECTION 12.10. No Recourse Against Others. No affiliate, director, officer, employee, incorporator or holder of any Equity Interests in Hexion or of any Guarantor or any direct or indirect parent corporation of Hexion, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, however, the foregoing will not affect or limit any liability of any Guarantor under this Indenture or its Guarantee. Each Holder of Notes by accepting a Note waives and releases all such liability.

SECTION 12.11. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14. Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 12.15. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

HEXION INC.

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

HEXION INVESTMENTS INC.

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

BORDEN CHEMICAL FOUNDRY, LLC

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

HSC CAPITAL CORPORATION

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

LAWTER INTERNATIONAL INC.

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

[SIGNATURE PAGE TO THE INDENTURE]

HEXION INTERNATIONAL INC.

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

OILFIELD TECHNOLOGY GROUP, INC.

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

HEXION CI HOLDING COMPANY (CHINA) LLC

By:	Lawter International Inc., as sole managing member

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

NL COOP HOLDINGS LLC

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

[SIGNATURE PAGE TO THE INDENTURE]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[SIGNATURE PAGE TO THE INDENTURE]

APPENDIX A

RULE 144A/REGULATION S/IAI APPENDIX

PROVISIONS RELATING TO INITIAL NOTES,

PRIVATE EXCHANGE NOTES AND EXCHANGE NOTES

1.	Definitions

1.1 Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Temporary Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such a Temporary Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Definitive Note” means a certificated Initial Note or Exchange Note or Private Exchange Note bearing, if required, the appropriate restricted notes legend set forth in Section 2.3(e).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Exchange Notes” means the exchange notes issued in exchange for the Initial Notes in connection with the Registered Exchange Offer pursuant to the Registration Rights Agreement.

“Global Notes Legend” means the legend set forth under that caption in the applicable Exhibit to this Indenture.

“IAI” means an institutional “accredited investor”, as defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act.

“Initial Notes” means the initial $315,000,000 in aggregate principal amount of 10.00% First-Priority Senior Secured Notes due 2020 issued on the Issue Date.

“Initial Purchasers” means (a) with respect to the Initial Notes issued on the Issue Date, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Apollo Global Securities, LLC, and (b) with respect to each issuance of Additional Notes, the Persons purchasing or underwriting such Additional Notes under the related Purchase Agreement.

“Notes” means the Initial Notes, the Exchange Notes and the Private Exchange Notes.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto, and shall initially be the Trustee.

“Private Exchange” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to the Initial Purchasers to issue and deliver to each such Initial Purchaser, in exchange for the Initial Notes held by such Initial Purchaser as part of the initial distribution of such Initial Notes, a like aggregate principal amount of Private Exchange Notes.

“Private Exchange Notes” means any private exchange notes issued in exchange for the Initial Notes in connection with a Private Exchange.

“Purchase Agreement” means (a) with respect to the Initial Notes issued on the Issue Date, (i) the Purchase Agreement dated April 2, 2015, among the Issuer, the Guarantors and the Initial Purchasers and (b) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer, the Guarantors and the Persons purchasing or underwriting such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means the offer by the Issuer, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Restricted Notes Legend” means the legend set forth under that caption in the applicable Exhibit to this Indenture.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means the registration statement issued by the Issuer in connection with the offer and sale of Initial Notes or Private Exchange Notes pursuant to the Registration Rights Agreement.

“Transfer Restricted Notes” means Notes that bear or are required to bear a legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e).

Appendix - 2

1.2 Other Definitions

Term	Defined in Section:

“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“IAI Global Note”	2.1(a)
“Permanent Regulation S Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)
“Temporary Regulation S Global Note”	2.1(a)

2.	The Notes

2.1 (a) Form and Dating. The Initial Notes will be offered and sold by the Issuer pursuant to the Purchase Agreement. The Initial Notes will be resold initially by the Initial Purchasers only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others, QIBs, IAIs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”); Initial Notes initially resold to IAIs shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “IAI Global Note”); and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global notes in fully registered form (collectively, the “Temporary Regulation S Global Note”), in each case without interest coupons and with the global notes legend and the applicable restricted notes legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in the Temporary Regulation S Global Note will not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note, a permanent global note (the “Permanent Regulation S Global Note”, and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note, an IAI Global Note or the Permanent Regulation S Global Note only upon certification to the Trustee that (i) beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for an IAI Global Note, certification that the interest in the Temporary Regulation S Global Note is being transferred to an institutional “accredited investor” under the Securities Act that is an institutional accredited investor acquiring the notes for its own account or for the account of an institutional accredited investor.

Appendix - 3

Beneficial interests in Temporary Regulation S Global Notes (after the expiration of the Distribution Compliance Period) or IAI Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Temporary Regulation S Global Note or the IAI Global Note, as applicable, first delivers to the Trustee a written certificate (in a form satisfactory to the Trustee) to the effect that the beneficial interest in the Temporary Regulation S Global Note or the IAI Global Note, as applicable, is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable notes laws of the States of the United States and other jurisdictions.

Beneficial interests in Temporary Regulation S Global Notes (after the expiration of the Distribution Compliance Period) and Rule 144A Global Notes may be exchanged for an interest in IAI Global Notes if (1) such exchange occurs in connection with a transfer of the notes in compliance with an exemption under the Securities Act and (2) the transferor of the Regulation S Global Note or Rule 144A Global Note, as applicable, first delivers to the Trustee a written certificate (substantially in the form of Exhibit 2) to the effect that (A) the Regulation S Global Note or Rule 144A Global Note, as applicable, is being transferred (a) to an “accredited investor” within the meaning of 501(a)(1), (2), (3) and (7) under the Securities Act that is an institutional investor acquiring the notes for its own account or for the account of such an institutional accredited investor, in each case in a minimum principal amount of the notes of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act and (B) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in this Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Note, the IAI Global Note, the Temporary Regulation S Global Note and the Permanent Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

Appendix - 4

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer, the Guarantors or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication

The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $315,000,000 Initial Notes, (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to Section 2.03 of the Indenture and (3) Exchange Notes or Private Exchange Notes for issue only in a Registered Exchange Offer or a Private Exchange, respectively, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Issuer signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Issuer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance and Additional Notes pursuant to Section 2.01 of the Indenture, shall certify that such issuance is in compliance with Section 4.03 of the Indenture.

2.3 Transfer and Exchange

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x)	to register the transfer of such Definitive Notes; or

(y)	to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

Appendix - 5

(ii) if such Definitive Notes are required to bear a restricted notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note, an IAI Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A, (B) being transferred to an IAI or (C) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)), IAI Global Note (in the case of a transfer pursuant to clause (b)(i)(B) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the

Appendix - 6

Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes, IAI Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate of the Issuer, a new Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

Appendix - 7

(d) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Issuer, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note), (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof), in the case of Notes offered otherwise than in reliance on Regulation S, shall bear a legend in substantially the following form:

This note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and this note may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom. Each purchaser of this note is hereby notified that the seller of this note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

The holder of this note agrees for the benefit of the issuer that (a) this note may be offered, resold, pledged or otherwise transferred, only (i) to the issuer, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (iii) to an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that, prior to such transfer, furnishes the trustee a signed letter containing certain representations and agreements relating to the transfer of this note (the form of which can be obtained from the trustee) and, if such transfer is in respect of an aggregate principal amount of notes less than $250,000, an opinion of counsel acceptable to the issuer that such transfer is in compliance with the Securities Act, (iv) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (v) pursuant to exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi), in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any purchaser of this note from it of the resale restrictions referred to in (a) above.

Appendix - 8

Each certificate evidencing a Note offered in reliance on Regulation S shall, in lieu of the foregoing, bear a legend in substantially the following form:

This note (or its predecessor) was originally issued in a transaction originally exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred in the United States or to, or for the account or benefit of, any U.S. person except pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities laws. Terms used above have the meanings given to them in Regulation S under the Securities Act.

Each Definitive Note shall also bear the following additional legend:

In connection with any transfer, the holder will deliver to the registrar and transfer agent such certificates and other information as such transfer agent may reasonably require to confirm that the transfer complies with the foregoing restrictions.

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) After a transfer of any Initial Notes or Private Exchange Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Private Exchange Notes, as the case may be, all requirements pertaining to legends on such Initial Note or such Private Exchange Note will cease to apply, the requirements requiring any such Initial Note or such Private Exchange Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or Private Exchange Note or an Initial Note or Private Exchange Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes or Private Exchange Notes upon exchange of such transferring Holder’s certificated Initial Note or Private Exchange Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form, in each case without the restricted notes legend set forth in Exhibit 1 hereto, will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

Appendix - 9

(v) Upon the consummation of a Private Exchange with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Private Exchange Notes in global form with the global notes legend and the applicable restricted notes legend set forth in Exhibit 1 hereto will be available to Holders that exchange such Initial Notes in such Private Exchange.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix - 10

2.4 Certificated Notes

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note and the Depository fails to appoint a successor depositary or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Issuer within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing and upon request by the Depository or any of its participants or (iii) the Issuer, in its sole discretion, notifies the Trustee and the Depository in writing that it elects to cause the issuance of Definitive Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its corporate trust office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted notes legend and definitive note legend set forth in Exhibit 1 hereto.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 of this Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

Appendix - 11

EXHIBIT 1 to Rule 144A/REGULATION S/IAI APPENDIX

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

Unless this certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation (“DTC”), New York, New York, to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co., or to such other entity as is requested by an authorized representative of DTC) any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to nominees of DTC or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in the indenture referred to on the reverse hereof.

[[For Regulation S Global Note only] Until 40 days after the later of commencement or completion of the offering, an offer or sale of notes within the United States by a dealer (as defined in the Securities Act) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with Rule 144A thereunder.]

[Restricted Notes Legend for Notes Offered Otherwise than in Reliance on Regulation S]

This note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and this note may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom. Each purchaser of this note is hereby notified that the seller of this note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

The holder of this note agrees for the benefit of the issuer that (a) this note may be offered, resold, pledged or otherwise transferred, only (i) to the issuer, (ii) within the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that, prior to such transfer, furnishes the trustee a signed letter containing certain representations and agreements relating to the transfer of this note (the form of which can be obtained from the trustee) and, if such transfer is in respect of an aggregate principal amount of notes less than $250,000, an opinion of counsel acceptable to the issuer that such transfer is in compliance with the Securities Act, (iv) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any purchaser of this note from it of the resale restrictions referred to in (a) above.

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S.]

This note (or its predecessor) was originally issued in a transaction originally exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred in the United States or to, or for the account or benefit of, any U.S. person except pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities laws. Terms used above have the meanings given to them in Regulation S under the Securities Act.

[Temporary Regulation S Global Note Legend]

Except as set forth below, beneficial ownership interests in this Temporary Regulation S Global Note will not be exchangeable for interests in the Permanent Regulation S Global Note or any other note representing an interest in the notes represented hereby which do not contain a legend containing restrictions on transfer, until the expiration of the “40-day distribution compliance period” (within the meaning of Rule 903(b)(2) of Regulation S under the Securities Act) and then only upon certification to the trustee that such beneficial interests are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act. During such 40-day distribution compliance period, beneficial ownership interests in this Temporary Regulation S Global Note may only be sold, pledged or transferred (i) to the Issuer, (ii) outside the United States in a transaction in accordance with Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iii) in accordance with any applicable securities laws of any state of the United States. Holders of interests in this Temporary Regulation S Global Note will notify any purchaser of this note of the resale restrictions referred to above, if then applicable.

After the expiration of the distribution compliance period, beneficial interests in this Temporary Regulation S Global Note may be exchanged for interests in a Rule 144A Global Note only if (1) such exchange occurs in connection with a transfer of the notes in compliance with Rule 144A and (2) the transferor of the Regulation S Global Note first delivers to the trustee a written certificate (in the form attached to this certificate) to the effect that the Regulation S Global Note is being transferred (a) to a person who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A, (b) to a person who is purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

2

After the expiration of the distribution compliance period, beneficial interests in this Temporary Regulation S Global Note may be exchanged for interests in an IAI Global Note only if (1) such exchange occurs in connection with a transfer of the notes in compliance with an exemption under the Securities Act and (2) the transferor of the Regulation S Global Note first delivers to the trustee a written certificate (in the form attached to this certificate) to the effect that the Regulation S Global Note is being transferred (a) to an institutional “accredited investor” within the meaning of Rule 501(a)(1),(2),(3) or (7) under the Securities Act that, prior to such transfer, furnishes the trustee a signed letter containing certain representations and agreements relating to the transfer of this note (the form of which can be obtained from the trustee) and, if such transfer is in respect of an aggregate principal amount of notes less than $250,000, an opinion of counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note or an IAI Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the 40-day distribution compliance period, only if the transferor first delivers to the trustee a written certificate (in the form attached to this certificate) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

[Definitive Notes Legend]

In connection with any transfer, the holder will deliver to the registrar and transfer agent such certificates and other information as such transfer agent may reasonably require to confirm that the transfer complies with the foregoing restrictions.

3

HEXION INC.

10.00% First-Priority Senior Secured Notes due 2020

144A CUSIP No. 42829LAA2 144A ISIN No. US42829LAA26 REG S CUSIP No. U4321LAA2 REG S ISIN No. UAU4321LAA27

No. [ ]	$ [ ]

HEXION INC., a New Jersey corporation promises to pay to [        ], or its registered assigns, the principal sum of [        ] Dollars ($[        ]) on April 15, 2020.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

HEXION INC.

by
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

by
Authorized Signatory

5

[FORM OF REVERSE SIDE OF INITIAL NOTE]

10.00% First-Priority Senior Secured Notes Due 2020

1. Interest

Hexion Inc., a New Jersey corporation (such Person, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer” or “Hexion”), promises to pay interest on the principal amount of this Note at a rate per annum of 10.00%; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Note at a rate of 0.25% per annum (increasing by an additional 0.25% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the earlier of (x) the date on which all Registration Defaults have been cured and (y) the date which is two years from the Issue Date. The Issuer will pay interest semiannually in arrears to the holders of record of the Notes on April 15 and October 15 of each year, commencing October 15, 2015. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal at the rate borne by this Note plus 1.00% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the April 1 or October 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Wilmington Trust, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. Hexion or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of April 15, 2015 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are secured obligations of the Issuer and consist of 10.00% First-Priority Senior Secured Notes Due 2020, including any Additional Notes that may be issued after the Issue Date. The Indenture contains covenants that, among other things, limit the ability of Hexion and its Restricted Subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; engage in transactions with affiliates; create liens on assets to secure indebtedness; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications contained in the Indenture.

5. Optional Redemption

Except as set forth below, the Issuer shall not be entitled to redeem the Notes.

On and after April 15, 2017, the Issuer shall be entitled at its option on one or more occasions to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by the Depository, to each Holder’s registered address, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15th of the years set forth below:

Period	Redemption Price

2017	105.000%
2018	102.500%
2019 and thereafter	100.000%

In addition, prior to April 15, 2017, the Issuer may redeem Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by the Depository, to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2

Notwithstanding the foregoing, prior to April 15, 2017, the Issuer shall upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by the Depository, to each Holder’s registered address, be entitled at their option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the original aggregate principal amount of the Notes (which includes Additional Notes, if any) in an aggregate amount equal to the net cash proceeds of one or more Equity Offerings (1) by Hexion or (2) by any direct or indirect parent of Hexion, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of Hexion or used to purchase Capital Stock (other than Disqualified Stock) of Hexion from it, at a redemption price of 110.00% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds from one or more Equity Offerings (1) by Hexion or (2) by any direct or indirect parent of Hexion, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of Hexion or used to purchase Capital Stock (other than Disqualified Stock) of Hexion from it; provided, however, that (1) at least 50% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption; and (2) each such redemption occurs within 90 days after the consummation of the related Equity Offering. Notwithstanding the foregoing, the Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at Holding’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

6. Notice of Redemption

Notice of redemption will be mailed by first-class mail, or sent electronically if held by the Depository, at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

7. Put Provisions

The occurrence of any Change of Control will constitute an Event of Default under the Indenture unless the Issuer (i)(A) makes an offer within 30 days following such Change of Control to all holders of the Notes to purchase all the Notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal

3

to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and (B) purchases all the Notes properly tendered in accordance with the Change of Control Offer or (ii) exercises its right, within 30 days following such Change of Control, to redeem all the Notes as described under paragraph 5 of this Note.

8. Guarantee

The payment by the Issuer of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.

9. Security

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents, such security interest to be pari passu in priority to security interests granted for the benefit of holders of other First Priority Lien Obligations. The First Lien Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders pursuant to the Security Documents and the First Lien Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the First Lien Intercreditor Agreement, ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements in effect or as they may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the First Lien Collateral Agent to enter into a Collateral Agreement Supplement, any other Security Documents and the First Lien Intercreditor Agreement and the joinders to the ABL Intercreditor Agreement and Junior Priority Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

10. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

11. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

4

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

13. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time shall be entitled to terminate some or all of their and the Guarantors’ obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or, in certain cases, U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes) and (b) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Issuer, the Guarantors and the Trustee shall be entitled to amend the Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements or the Notes to cure any ambiguity, omission, defect, mistake or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes, including Guarantees, or to secure the Notes, or to add additional assets as Collateral, or to release Collateral when permitted or required under the Indenture or the Security Documents, or to add additional secured creditors holding Junior Priority Obligations or other First Priority Lien Obligations or ABL Obligations, in each case, so long as such obligations are not prohibited by the Indenture, or to additional covenants or surrender rights and powers conferred on the Issuer or the Guarantors, or to conform the text of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements, to any provision of the section captioned “Description of Notes” in the Offering Circular to the extent such provision was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements, or to comply with any requirement of the SEC in connection with qualifying the Indenture under the Act, or to make certain changes to the Indenture to provide for the issuance of Additional Notes, or to make any change that does not adversely affect the rights of any Noteholder, or to make amendments to provisions of the Indenture relating to the transfer and legending of the Notes.

5

15. Defaults and Remedies

Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to paragraph 5 of the Notes, upon acceleration or otherwise, or the failure by the Issuer to redeem or purchase Notes when required; (c) failure by the Issuer or certain Subsidiaries to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer if the amount accelerated (or so unpaid) exceeds $35.0 million; (e) certain events of bankruptcy or insolvency with respect to the Issuer, the Guarantors and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $35.0 million; (g) certain defaults with respect to Guarantees; and (h) certain defaults relating to the Collateral under the Security Documents. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all such Notes to be due and payable immediately, subject to certain conditions set forth in the Indenture. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or the Trustee shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, the foregoing will not affect or limit any liability of any Guarantor under the Indenture or its Guarantee. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

6

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Holders’ Compliance with Registration Rights Agreement

Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Issuer to the extent provided therein.

22. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the state of New York.

The Issuer will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Hexion Inc.

180 East Broad St.

Columbus, OH 43215

Attention: General Counsel

7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                     agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period referred to in Rule 144(d) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐	to the Issuer; or

(1)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(2)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(4)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

(5)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements.

8

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (3), (4) or (5) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

9

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	Notice:	To be executed by an executive officer

10

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

11

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

12

EXHIBIT A

FORM OF FACE OF EXCHANGE NOTE

OR PRIVATE EXCHANGE NOTE*/**/

*/	If the Note is to be issued in global form add the Global Notes Legend from Exhibit 1 to Appendix A and the attachment from such Exhibit 1 captioned “[TO BE ATTACHED TO GLOBAL NOTES] - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”
**/	If the Note is a Private Exchange Note issued in a Private Exchange to an Initial Purchaser holding an unsold portion of its initial allotment, add the Restricted Notes Legend from Exhibit 1 to Appendix A and replace the Assignment Form included in this Exhibit A with the Assignment Form included in such Exhibit 1.

HEXION INC.

10.00% First-Priority Senior Secured Notes due 2020

CUSIP No. [ ]
ISIN No. [ ]
No. [ ]	$ [ ]

HEXION INC., a New Jersey corporation, promises to pay to [        ], or its registered assigns, the principal sum of [        ] Dollars ($[        ]) on April 15, 2020.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

HEXION INC.

by
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

by
Authorized Signatory

3

[FORM OF REVERSE SIDE OF EXCHANGE NOTE

OR PRIVATE EXCHANGE NOTE]

10.00% First-Priority Senior Secured Notes Due 2020

1. Interest

Hexion Inc., a New Jersey corporation (such Person, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer” or “Hexion”), promises to pay interest on the principal amount of this Note at a rate per annum of 10.00%[; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Note at a rate of 0.25% per annum (increasing by an additional 0.25% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the earlier of (x) the date on which all Registration Defaults have been cured and (y) the date which is two years from the Issue Date.]1 The Issuer will pay interest semiannually in arrears to the holders of record of the Notes on April 15 and October 15 of each year, commencing October 15, 2015. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal at the rate borne by this Note plus 1.00% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the April 1 or October 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

[1]	Insert if at the date of issuance of the Exchange Note or Private Exchange Note (as the case may be) any Registration Default has occurred with respect to the related Initial Notes during the interest period in which such date of issuance occurs.

3. Paying Agent and Registrar

Initially, Wilmington Trust, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. Hexion or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of April 15, 2015 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are secured obligations of the Issuer and consist of 10.00% First-Priority Senior Secured Notes Due 2020, including any Additional Notes that may be issued after the Issue Date. The Indenture contains covenants that, among other things, limit the ability of Hexion and its Restricted Subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; engage in transactions with affiliates; create liens on assets to secure indebtedness; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications contained in the Indenture.

5. Optional Redemption

Except as set forth below, the Issuer shall not be entitled to redeem the Notes.

On and after April 15, 2017, the Issuer shall be entitled at its option on one or more occasions to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by the Depository, to each Holder’s registered address, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15th of the years set forth below:

Period	Redemption Price

2017	105.000%
2018	102.500%
2019 and thereafter	100.000%

2

In addition, prior to April 15, 2017, the Issuer may redeem Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by the Depository, to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, prior to April 15, 2017, the Issuer shall upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by the Depository, to each Holder’s registered address, be entitled at their option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the original aggregate principal amount of the Notes (which includes Additional Notes, if any) in an aggregate amount equal to the net cash proceeds of one or more Equity Offerings (1) by Hexion or (2) by any direct or indirect parent of Hexion, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of Hexion or used to purchase Capital Stock (other than Disqualified Stock) of Hexion from it, at a redemption price of 110.00% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds from one or more Equity Offerings (1) by Hexion or (2) by any direct or indirect parent of Hexion, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of Hexion or used to purchase Capital Stock (other than Disqualified Stock) of Hexion from it; provided, however, that (1) at least 50% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption; and (2) each such redemption occurs within 90 days after the consummation of the related Equity Offering. Notwithstanding the foregoing, the Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at Holding’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

6. Notice of Redemption

Notice of redemption will be mailed by first-class mail, or delivered electronically if held by the Depository, at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

3

7. Put Provisions

The occurrence of any Change of Control will constitute an Event of Default under the Indenture unless the Issuer (i)(A) makes an offer within 30 days following such Change of Control to all holders of the Notes to purchase all the Notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and (B) purchases all the Notes properly tendered in accordance with the Change of Control Offer or (ii) exercises its right, within 30 days following such Change of Control, to redeem all the Notes as described under paragraph 5 of this Note.

8. Guarantee

The payment by the Issuer of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.

9. Security

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents, such security interest to be pari passu in priority to security interests granted for the benefit of holders of other First Priority Lien Obligations. The First Lien Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders pursuant to the Security Documents and the First Lien Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements in effect or as they may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the First Lien Collateral Agent to enter into a Collateral Agreement Supplement, any other Security Documents and the First Lien Intercreditor Agreement and the joinders to the ABL Intercreditor Agreement and Junior Priority Intercreditors Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

10. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

4

11. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

13. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time shall be entitled to terminate some or all of their and the Guarantors’ obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or, in certain cases, U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes) and (b) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Issuer, the Guarantors and the Trustee shall be entitled to amend the Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements or the Notes to cure any ambiguity, omission, defect, mistake or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes, including Guarantees, or to secure the Notes, or to add additional assets as Collateral, or to release Collateral when permitted or required under the Indenture or the Security Documents, or to add additional secured creditors holding Junior Priority Obligations or other First Priority Lien Obligations so long as such obligations are not prohibited by the Indenture, or to additional covenants or surrender rights and powers conferred on the Issuer or the Guarantors, or to conform the text of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements, to any provision of the section captioned “Description of Notes” in the Offering Circular to the extent such provision was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority

5

Intercreditor Agreements, or to comply with any requirement of the SEC in connection with qualifying the Indenture under the Act, to make certain changes to the Indenture to provide for the issuance of Additional Notes or to make any change that does not adversely affect the rights of any Noteholder, or to make amendments to provisions of the Indenture relating to the transfer and legending of the Notes.

15. Defaults and Remedies

Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to paragraph 5 of the Notes, upon acceleration or otherwise, or the failure by the Issuer to redeem or purchase Notes when required; (c) failure by the Issuer or certain Subsidiaries to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer if the amount accelerated (or so unpaid) exceeds $35.0 million; (e) certain events of bankruptcy or insolvency with respect to the Issuer, the Guarantors and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $35.0 million; (g) certain defaults with respect to Guarantees; and (h) certain defaults relating to the Collateral under the Security Documents. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all such Notes to be due and payable immediately, subject to certain conditions set forth in the Indenture. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or the Trustee shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, the foregoing will not affect or limit any liability of any Guarantor under the Indenture or its Guarantee. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

6

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. [Holders’ Compliance with Registration Rights Agreement

Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Issuer to the extent provided therein.]2

22. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the state of New York.

The Issuer will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Hexion Inc.

180 East Broad St.

Columbus, OH 43215

Attention: General Counsel

[2]	Delete if this Note is not being issued in exchange for an Initial Note.

7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                     agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

9

EXHIBIT 2 to Rule 144A/REGULATION S/IAI APPENDIX

Form of

Transferee Letter of Representation

Hexion Inc.

In care of

[            ]

[            ]

[            ]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[        ] principal amount of the 10.00% First-Priority Senior Secured Notes due 2020 (the “Notes”) of Hexion Inc., a New Jersey corporation (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase notes similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Issuer, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(1),

1

(2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Notes of $250,000, (iv) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:	,

by:

2

[FORM OF SUPPLEMENTAL INDENTURE TO BE

DELIVERED BY ADDITIONAL SUBSIDIARY GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [            ] among Hexion Inc., a New Jersey corporation (the “Issuer”), [            ] (the “Additional Subsidiary Guarantor”), a [            ] corporation and a [direct][indirect] subsidiary of the Issuer (or its permitted successor), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 15, 2015, providing for the issuance of the 10.00% First-Priority Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances the Issuer will cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(iv) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11).

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

1

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

2

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

HEXION INC.

by
Name:
Title:

[ADDITIONAL SUBSIDIARY GUARANTOR]

by
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

by
Name:
Title:

3